Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Date: 18 August 2022

The persons listed in Schedule 1

as Sellers

Wayside Technology UK Holdings Limited

as Buyer

Share Purchase Agreement

For the purchase of the entire issued share capital of Spinnakar Limited

Fieldfisher Riverbank House 2 Swan Lane London EC4R 3TT

i

Accounting Policies	27
Part 3	28
Form of Completion Accounts	28
Schedule 5	30
Warranties	30
Part 1	30
Fundamental Warranties	30
Part 2	32
Business Warranties	32
Part 3	54
Tax Warranties	54
Schedule 6	61
Tax Covenant	61
Schedule 7	74
Limitations on Liability	74
Schedule 8	78
Retention Account
Schedule 9	82
Earn Out	82

ii

THIS AGREEMENT is made the ……18……… day of ……………August…………… 2022

BETWEEN:

(1)	Those persons whose names and addresses are set out in Schedule 1 (the "Sellers"); and
(2)

WAYSIDE TECHNOLOGY UK HOLDINGS LIMITED a company registered in England (company registration no. 12929671) whose registered office is at 2 Prigg Meadow, Ashburton, Newton Abbot, United Kingdom TQ13 7DF (the "Buyer").

BACKGROUND:

(A)	The Sellers have agreed to sell and the Buyer has agreed to buy the whole of the issued share capital of the Company (as defined below) subject to the terms and conditions of this Agreement.

IT IS AGREED:

1.	Definitions and interpretation
1.1	In this Agreement:

"Accounts" means the annual accounts and reports of the Company as at and to the Accounts Date included and identified as such in the Disclosure Bundle;

"Accounts Date" means 31 January 2022;

"Aggregate Option Exercise Liability" means £13,429.32;

"Applicable Law(s)" means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers and all codes of practice having force of law, statutory guidance and policy notes, in each case to the extent applicable to the parties or any of them, any Group Company, or as the context requires;

"Business" means the business being carried on by the Company at Completion;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for non-automated general business in London;

"Business Warranties" means the warranties given and made by the Sellers in Clause 5 and set out in Part 2 of Schedule 5, and a "Business Warranty" shall be a reference to any one of them;

"Business Warranty Claim" means a claim in relation to the Business Warranties;

"Buyer Group" means the Buyer and each undertaking which is at the relevant time a subsidiary undertaking or a parent undertaking of the Buyer, or a subsidiary undertaking of any such parent undertaking (including, at and following Completion, the Company);

"Buyer's Relief" has the meaning ascribed to that term in the Tax Covenant;

"Buyer's Solicitors" means Fieldfisher LLP of Riverbank House, 2 Swan Lane, London EC4R 3TT;

"Cash" means the sum, expressed as a positive amount (or nil), representing the total of the balances as at the Completion Date identified as "Cash" in the Completion Accounts;

"Claim" means any and all Business Warranty Claims, Fundamental Warranty Claims, Tax Claims and Indemnity Claims;

"Claim Proportions" means, in relation to each Warrantor, the percentage set opposite that Warrantor's name in column 5 of Schedule 1 (Details of the Sellers);

"Company" means Spinnakar Limited, a private limited company incorporated in England (company registration no. 11600590), further details of which are set out in Schedule 2;

"Completion" means completion of the sale and purchase of the Sale Shares in accordance with Clause 4 (Completion);

"Completion Accounts" has the meaning ascribed to such term in Schedule 4;

"Completion Consideration" means the Estimated Completion Consideration as adjusted in accordance with Clause 3.6 and Schedule 4;

"Connected Party" means, in relation to any person, a person connected with that person at the relevant time within the meaning of section 1122 of the Corporation Tax Act 2010 (but as if, in the definition of control in section 450 of that Act there were substituted for the words "the greater part" wherever they appear the words "20% or more"), but excluding the Company;

"Consideration" has the meaning ascribed to such term in Clause 3.1;

"Data Room" means the electronic data room hosted by the Sellers' Solicitors with the name "ShareFile – Spinnakar Limited" at 21.04 (BST) on 17 August 2022 , the contents of which are contained on the Data Room USB Stick;

"Data Room USB Stick" means the USB memory stick containing the contents of the Data Room in the agreed form;

"Debt" means the sum, expressed as a positive amount (or nil), representing the total of the balances as at the Completion Date identified as "Debt" in the Completion Accounts;

"Disclosed" means fairly disclosed in the Disclosure Bundle, with sufficient details to identify the nature and scope of the matter disclosed;

"Disclosure Bundle" means the Disclosure Letter and the bundle of documents annexed to it;

"Disclosure Letter" means the letter from the Warrantors to the Buyer with the same date as this Agreement which states that it is the disclosure letter referred to in this Agreement;

"Earn Out Payments" has the meaning given in Schedule 9 (Earn Out);

"Estimated Cash" means the Sellers' estimate of Cash as at the Completion Date, as stated in the Estimated Completion Accounts;

"Estimated Completion Accounts" shall have the meaning ascribed to such term in Clause 3.5;

"Estimated Completion Consideration" means an amount equal to £9,750,000 - A,

where:

A = the sum of: (i) the Retention Amount and (ii) the amount by which the Estimated Working Capital is less than the Target Working Capital, if any;

"Estimated Debt " means the Sellers' estimate of Debt as at the Completion Date, as stated in the Estimated Completion Accounts;

"Estimated Working Capital" means the Sellers' estimate of Working Capital as at the Completion Accounts Date, as stated in the Estimated Completion Accounts;

"Fundamental Warranties" means the warranties and representations given and made by the Sellers in Clause 5 and set out in Part 1 of Schedule 5, and a "Fundamental Warranty" shall be a reference to any one of them;

"Fundamental Warranties Claim" means any and all claims relating to the Fundamental Warranties;

"Indemnity Claim" means any and all claims relating to the indemnities contained at Clause 6 of this Agreement;

"Losses" includes losses, liabilities, demands, awards, claims, damages (including any sum paid to compromise or settle any third party claim), fines and penalties, costs and expenses reasonably and properly incurred calculated on a full indemnity basis (including legal and other professional costs) and interest;

"Option Exercise Notices" means the notices of exercise of Options completed and signed by all Option Holders;

“Option Holders” means those persons holding Options immediately prior to Completion;

“Options” means options to subscribe for ordinary shares of £0.001 each in the Company granted by the Company pursuant to enterprise management incentive option agreements entered into between the Company and the Option Holders;

"Option Exercise Liability" means, in relation to an Option Holder, the aggregate sum owing by that Option Holder to the Company by way of the full exercise price in respect of the exercise of his Option(s) prior to Completion as set out in column 6 of Schedule 1 (Details of the Sellers); and as set out in each Option Holder’s Option Exercise Notice;

"Property" means the land and premises (or any part or parts of such land and premises as the context permits or requires) occupied or used by the Company or in which it has any estate or interest;

"Relevant Proportions" means, in relation to each Seller, the percentage set opposite that Seller's name in column 4 of Schedule 1 (Details of the Sellers);

"Retention Account" means the bank account to be opened and maintained in respect of the Retention Amount;

"Retention Agent" means Wilmington Trust (London) Limited;

"Retention Agreement" means the escrow agreement, in the agreed form, between the Sellers, the Buyer and the Retention Agent relating to the Retention Account;

"Retention Amount" means £1,000,000;

"Sale Shares" means:

(a)	the 80,916 issued ordinary shares of £0.001 each;
(b)	the 5,000 issued ordinary A shares of £0.001 each; and
(c)	the 20,000 issued ordinary B shares of £0.001 each,

in the capital of the Company agreed to be sold by the Sellers under this Agreement;

“Seller Representative” means Gerard Brophy;

"Sellers' Solicitors" means Moore Barlow LLP of Gateway House, Tollgate, Chandler's Ford, Eastleigh SO53 3TG;

"Service Agreement" means the service agreement, in the agreed form, to be entered into between the Company and Gerard Brophy;

"Standstill Agreement" means the agreement between the Sellers and the Buyer relating to the acquisition and disposal of shares in the Buyer;

"Target Working Capital Amount" means the sum of £1,460,000;

"Tax" has the meaning ascribed to that term in the Tax Covenant;

"Tax Covenant" means the covenants and other obligations of the Sellers set out in Schedule 6;

"Tax Warranties" means the warranties given and made by the Sellers in Clause 5 and set out in Part 3 of Schedule 5, and a "Tax Warranty" shall be a reference to any one of them;

"Third Parties Act" means the Contracts (Rights of Third Parties) Act 1999;

"Transaction Documents" means the Service Agreement, the Retention Agreement and the Option Exercise Notices;

"Warranties" means the Fundamental Warranties, the Business Warranties and the Tax Warranties;

“Warrantors” means Gerard Brophy, Ian Morris and Vanessa Harvey; and

"Working Capital" means the sum, whether positive, negative or nil, representing the total of the positive and negative balances as at the Completion Date identified as "Working Capital" in the Completion Accounts.

1.2	In this Agreement, unless the context otherwise requires, any reference to:
(a)

any legislation in the Warranties (and definitions of defined terms when used in the Warranties), Clause 6 (Specific indemnities) and the Tax Covenant is to that legislation, any legislation which that legislation re-enacts and any subordinate legislation made under any such legislation, in each case as amended, extended or re-enacted from time to time up to the date of Completion;

(b)

any legislation (except where Sub-Clause 1.2(a) applies) is a reference to that legislation and any subordinate legislation made under it as the same may have been amended, extended or re-enacted as at the date of this Agreement;

(c)	Clauses, Sub-Clauses and Schedules refer to clauses and sub-clauses of, and schedules to, this Agreement and to Paragraphs refer to paragraphs of the Schedule in which they appear;
(d)	this Agreement or any other agreement or document are to this Agreement or such other agreement or document as varied, supplemented, restated, renewed, novated or replaced from time to time;
(e)

a "person" includes any individual, any government, state or agency of a state, any legal person and any trust, partnership, association or unincorporated body (whether or not having legal personality);

(f)	any document in the "agreed form" means a document in a form agreed by (and for the purpose of identification signed or initialled by or on behalf of) the parties;
(g)	the singular includes the plural and vice versa, and any reference to one gender includes the other genders;
(h)	"written" or "in writing" means the representation of words, in English and capable of being read with the naked eye, on paper or in similar hard copy form or by email;
(i)

"indemnifying" any person in respect of any matter includes paying that person on demand an amount equal to all Losses made or incurred by that person in connection with that matter or incurred in pursuing a claim under this Agreement in respect of that matter (and "indemnity" and "indemnify" shall be construed accordingly);

(j)

an "encumbrance" includes a mortgage, charge, debenture, pledge, lien, assignment by way of security, hypothecation, security interest, equity, right to acquire, option, right of pre-emption, title retention or any other security agreement or arrangement or other encumbrance of any kind and any agreement or arrangement to create any encumbrance; and

(k)

an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing includes, in respect of any jurisdiction other than England, a reference to what most nearly approximates in that jurisdiction to the English legal term and a reference to any legislation includes, in respect of any jurisdiction other than England, a reference to any legislation of that jurisdiction that most nearly corresponds to the legislation referred to.

1.3	In this Agreement:
(a)

the expression "full title guarantee" implies the covenants referable to such expression in the Law of Property (Miscellaneous Provisions) Act 1994 save that the word "reasonably" shall be deleted from the covenant in section 2(1)(b) of that Act, the covenant in section 3(1) of that Act shall not be qualified by the words "other than any charges, incumbrances or rights which that person does not and could not reasonably be expected to know about"; and section 6(2) of that Act shall not apply;

(b)

the expressions "subsidiary undertaking" and "parent undertaking" have the meanings given to them respectively in section 1162 of the Companies Act 2006 (save that for the purposes of subsection (2) of section 1162 an undertaking shall be treated as a member of another undertaking if any shares in that other undertaking are held by a person (or that person's nominee) by way of security or in connection with the taking of security granted by the first undertaking);

(c)

the words "including" and "in particular" (or any similar term) are by way of illustration only and are not to be construed as implying any limitation and general words shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things;

(d)

where a sum, in any currency other than sterling, is required to be expressed in sterling in order to apply any provision of this Agreement, such sum shall be translated into sterling at the spot rate of Lloyds Bank plc, for the purchase of that currency with sterling, immediately before the close of business on the Business Day immediately before the day on which such provision is applied; and

(e)	any agreement by a party not to do something includes an agreement not to cause or allow that thing to be done.
2.	Sale of the Sale Shares
2.1

Each of the Sellers agrees to sell, with full title guarantee and free from all encumbrances, and the Buyer agrees to buy the number of shares in the capital of the Company set opposite that Seller's name in Schedule 1 (Details of the Sellers), together with all rights attaching to those shares, including all dividends paid on or after the date of this Agreement (whether or not declared before that date).

2.2	The Sellers covenant with the Buyer that:
(a)	the Sellers are the legal and beneficial owners of the number of Sale Shares set opposite their respective names in Schedule 1 (Details of the Sellers); and
(b)	the Sale Shares constitute the whole of the issued share capital of the Company and each Sale Share is fully paid (or credited as fully paid).
2.3

Each of the Sellers irrevocably waives (and the Sellers shall procure the irrevocable waiver by any other person of) all restrictions on transfer (including all rights of pre-emption) in relation to the Sale Shares, whether under the articles of association of the Company or otherwise.

2.4

Each of the Sellers shall, with effect from Completion and as long as he remains the registered holder of any of the Sale Shares, hold the relevant Sale Shares and all rights attaching to them in trust for the Buyer and its successors in title and exercise all rights attaching to those shares as directed by the Buyer or its successors in title.

2.5

Each of the Sellers appoints (with effect from Completion) the Buyer as his lawful attorney (with power to delegate) to act in his name and on his behalf in exercising all voting and other rights attaching to the Sale Shares registered in his name.  This power of attorney is given by way of security for the obligations of the relevant Seller as bare nominee of the Sale Shares registered in his name and shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

3.	Consideration
3.1	Subject to Clauses 3.6 and 3.7 and Schedule 4, as consideration for the Sale Shares the Buyer shall pay (or procure that there is paid):
(a)	the Completion Consideration;
(b)	the Retention Amount; and

(c)	the aggregate of the Earn Out Payments (if any) as defined in Schedule 9 (Earn Out), which shall be paid in accordance with that Schedule,

(together, the "Consideration").

3.2	On Completion, the Buyer shall:
(a)

pay an amount equal to the Estimated Completion Consideration in cash to the Sellers in accordance with Clause 3.4 less an amount equal to the Aggregate Option Exercise Liability (the "Completion Payment");

(b)	pay an amount equal to the Aggregate Option Exercise Liability to the Company on behalf of those Sellers that owe an Option Exercise Liability; and
(c)	pay an amount equal to the Retention Amount in cash to the Retention Account, to be held and dealt with in accordance with Schedule 8.
3.3	The Consideration shall be apportioned among the Sellers in the Relevant Proportions.
3.4

Any sum to be paid in cash to all or any of the Sellers pursuant to this Agreement may be paid to the Sellers' Solicitors and such payment shall constitute a full discharge of the Buyer's obligation to pay any such sum and the Buyer shall not be concerned with the application of any such sum between all or any of the Sellers.

3.5	On the date of this Agreement, the Sellers shall deliver to the Buyer:
(a)

A draft consolidated completion balance sheet, prepared in accordance with the principles set out in Parts 1 and Part 2 of Schedule 4 and in the format set out in Part 3 of Schedule 4 (the "Estimated Completion Accounts"); and

(b)	A copy of the materials in the Sellers' possession or control which were used to support the preparation of the Estimated Completion Accounts.
3.6

The Estimated Completion Consideration shall be subject to a post-completion adjustment (if any) in accordance with the provisions of Schedule 4, which shall be deemed to increase or reduce the Consideration accordingly.

3.7	The Consideration shall, to the extent possible, be deemed to be reduced by the amount of any payment made to the Buyer:
(a)	under Clause 6 (Specific indemnities), the Tax Covenant or any other provision of this Agreement; or
(b)	in respect of any breach of the Warranties or any other breach of this Agreement.
3.8	The provisions of Schedule 4 (Completion Accounts), Schedule 8 (Retention Account) and Schedule 9 (Earn Out) shall have effect from Completion.
4.	Completion
4.1

Subject to Clauses 4.2 and 4.3, Completion shall take place at the offices of the Buyer's Solicitors on the date of this Agreement, when the Sellers and the Buyer shall comply with their respective obligations set out in Schedule 3 (Completion obligations).

4.2

If the Sellers do not comply with any one or more of their obligations set out in Schedule 3 (Completion obligations) in any material respect on the date of this Agreement, the Buyer may in its absolute discretion and without prejudice to any other rights or remedies it has:

(a)	waive the relevant obligations and proceed with Completion so far as practicable; or
(b)

specify a new date for Completion (being a Business Day not more than 20 Business Days after the date of this Agreement), in which event the provisions of this Clause 4 (except for this Sub-Clause (b)) shall apply to Completion as so deferred; or

(c)

terminate this Agreement (subject to Clause 14.2 (Liabilities, rights and remedies - accrued rights and provisions surviving termination) by notice in writing to the Seller Representative, in which case the Buyer and the Sellers shall return any and all documents delivered to them respectively under Schedule 3 (Completion obligations).

4.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously.
4.4

Immediately after Completion the Buyer shall procure that the Company applies the amounts paid to it pursuant to clause 3.2(b) to fully pay up the ordinary shares of £0.001 each in the Company issued by the Company pursuant to the Options in favour of the relevant Sellers as set out in Schedule 1 and as set out in each Option Holder’s Option Exercise Notice.

5.	Warranties

Fundamental Warranties

5.1

Subject to the limitations set out in Schedule 7, each Seller (in relation to himself only) warrants and represents to the Buyer that each Fundamental Warranty is true and not misleading as at the date of this Agreement.

5.2

Each of the Fundamental Warranties shall be construed as a separate and independent warranty and except where this Agreement expressly provides otherwise, each Fundamental Warranty is not limited by the other provisions of this Agreement, including the other Fundamental Warranties. A separate right of action shall exist in respect of each breach of any Fundamental Warranty.

5.3	Without prejudice to any other remedies available to it, if any Fundamental Warranty is untrue or misleading, the Sellers shall pay to the Buyer on demand:
(a)	the amount necessary to put the Buyer and the Company into the position it would have been in if the Fundamental Warranty had not been untrue or misleading; and
(b)

an amount equal to all costs and expenses (including legal and other professional costs and internal management costs) incurred by the Buyer or the Company as a consequence of, or in pursuing a claim under this Agreement in respect of, the Fundamental Warranty being untrue or misleading.

Business Warranties & Tax Warranties

5.4

Each of the Warrantors jointly and severally warrant to the Buyer that each of the Business Warranties and the Tax Warranties is true and not misleading as at the date of this Agreement, subject to and qualified by:

(a)	the matters Disclosed;

(b)	the limitations, exclusions and qualifications set out in Schedule 7; and
(c)	in relation to the Tax Warranties, the limitations, exclusions and qualifications set out in the Tax Covenant.
5.5

Except where this Agreement expressly provides otherwise, each Business Warranty and each Tax Warranty is not limited by the other provisions of this Agreement, including the other Business Warranties and the other Tax Warranties. A separate right of action shall exist in respect of each breach of any Business Warranty or Tax Warranty.

5.6	The Sellers acknowledge and agree that the Buyer has entered into this Agreement in reliance on each of the Warranties.
5.7	Notwithstanding clause 5.6, the Buyer's sole remedy for breach of the Warranties shall, in the absence of fraud or fraudulent misrepresentation, be for damages.

Warrantors' Knowledge

5.8

Where any of the Warranties is qualified by the expression "to the best of the knowledge, information and belief of the Warrantors" or "so far as the Warrantors are aware" or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made after due and careful enquiry by the Warrantors of each other.

Buyer's Knowledge

5.9

The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by any information (except to the extent such information is Disclosed) of which any member of the Buyer Group or any of its or their officers, employees, agents or advisers has knowledge (constructive or imputed, but not actual) or which could have been discovered (whether by investigation made by or on behalf of the Buyer or otherwise) or by any other matter whatsoever.

Wavier of Claims

5.10

The Sellers shall not (if a claim is made against any of them in connection with the sale of the Sale Shares to the Buyer) make any claim against any Group Company or against any director, employee or officer of any Group Company (together the "Information Pool") where the Seller may have relied on information received from the Information Pool for the purpose of giving a Warranty or disclosure in the Disclosure Letter. The Sellers acknowledge that they have no rights to make any such claim. This shall not prevent any Seller or any Warrantor from claiming against any other Seller or any Warrantor under any right of contribution or indemnity to which he may be entitled. The rights of each Group Company any director, employee or officer of any Group Company under this Clause are subject to the provisions of Clause 13.

5.11

Each of the Sellers irrevocably and unconditionally waives all and any rights and remedies he may have, and undertakes not to make any claim against any Group Company or against any director, employee or officer of any Group Company (including a claim for contribution under the Civil Liability (Contribution) Act 1978), in respect of:

(a)

the accuracy or completeness of any information provided to him or his agents or advisers by the Company or any of its officers or employees in connection with the negotiation of this Agreement or the preparation of the Disclosure Letter; or

(b)	any advice given to the Buyer by any of its professional advisers in connection with this Agreement.

Each of the third parties referred to in this Clause 5.11 may avail himself of its terms against any and all of the Sellers under the Third Parties Act.

Deductions and Tax Liabilities

5.12

All sums payable by the Sellers (or any of them) to the Buyer (or to any other person under the Third Parties Act) under or in connection with this Agreement or any Transaction Document (including under Clause 6 (Specific indemnities) or any indemnity or the Tax Covenant or in respect of any breach of any Warranty or of any other provision of this Agreement), shall be paid in full free and clear from any discount, deduction, withholding, credit, set-off, counterclaim or similar matter on any grounds whatsoever ("Deduction"), unless the Deduction is required by law.  If a Seller is required by law to make any Deduction from any such payment, he shall:

(a)

pay to the relevant person such further sum as will, after any Deduction required by law has been made (in respect of both the original sum and the further sum), leave the recipient with the same amount as it would have been entitled to receive had no Deduction from the original sum been required;

(b)	pay the full amount of the Deduction (in respect of the original sum and the further sum) to the relevant authority as required by law; and
(c)

as soon as reasonably practicable furnish to the recipient a certified copy of a receipt evidencing payment or, where no such receipt is available, provide a certificate to the recipient setting out the amount of the Deduction, the authority to whom it was paid and the law that required the Deduction, provided always that the Buyer agrees to consult with the Seller Representative and take account of any reasonable representations in relation to any ways in which the Sellers’ liability under this clause 5.12 may be reduced or mitigated.

5.13

If the Buyer (or any other person claiming under the Third Parties Act) incurs a Tax liability which results from, or is calculated by reference to, any sum payable pursuant to this Agreement under Clause 6 (Specific indemnities) or any indemnity or the Tax Covenant, or in respect of any breach of any Warranty or of any other provision of this Agreement, the amount so payable shall be increased by such amount as would, after payment of any Tax liability (in respect of both the original amount and the increase), leave the recipient with the same amount as it would have been entitled to receive had no Tax liability arisen provided always that the Buyer agrees to consult with the Seller Representative and take account of any reasonable representations in relation to any ways in which the Sellers’ liability under this clause 5.12 may be reduced or mitigated.

5.14	If the Buyer would, but for the availability of a Buyer’s Relief, incur a Tax liability falling within Clause 5.13, it shall be deemed for the purposes of that Clause to have incurred that liability.

Applicability of Limitations

5.15	Notwithstanding any other provision of this Agreement, nothing in Schedule 7 or the Tax Covenant shall exclude or limit the liability of the Sellers (or any of them) in relation to:
(a)

any claim relating to title to, ownership of, or the freedom from encumbrances of the Sale Shares, or as to the information set out in Schedule 2 (Details of the Company), or the Sellers' capacity to enter into this Agreement; or

(b)	unless otherwise stated in Schedule 7, any claim under Clause 6 (Specific indemnities); or

(c)

any claim relating to any liability on the part of the Company arising in connection with any remuneration or benefits provided or paid to any of the Sellers or any of their respective Connected Parties; or

(d)

any claim where the circumstances giving rise to the claim, or any delay in discovery of the same, arises as a result of fraud, dishonesty, wilful concealment or deliberate non-disclosure on the part of any one or more of the Sellers or their respective Connected Parties.

5.16	The Sellers shall not plead the Limitation Act 1980 in respect of any Claim.
6.	Specific indemnities
6.1	The Warrantors shall indemnify the Buyer in respect of each of the matters set out in Clause 6.3.
6.2

The Warrantors shall pay to the Buyer on demand an amount equal to all Losses made or incurred by the Company as a consequence of, or which would not have arisen but for, each of the matters set out in Clause 6.3.

6.3	The matters referred to are:
(a)	the creation, operation, trading or termination of the joint venture between the Company and Jilani Business Corporation LLC formed on or around 19 October 2021;
(b)	any failure by the Company to comply with the National Minimum Wage Act 1998 in respect of Gerard Brophy at any time during the period up to and including Completion;
(c)	any failure by the Company to comply with Regulations 4, 9 and/or 16 of the Working Time Regulations 1998 at any time during the period up to and including Completion;
(d)

any investigation or inspection at any time by any third party, including but not limited to HM Revenue & Customs, in relation to any failure by the Company to comply with the National Minimum Wage Act 1998 and/or Regulations 4 and/or 9 of the Working Time Regulations 1998 during the period up to and including Completion;

(e)

any employment-related claim or any claim based on worker status (including any threatened claim) brought by or on behalf of any person engaged, directly or indirectly, in relation to the services provided by CyberCE Ltd (company number 13239597) ("CyberCE") to the Company or the Statement of Work starting on 1 April 2022 between CyberCE and the Company (the "Statement of Work") during the period up to and including Completion;

(f)	any fees or other payments due or paid by the Company in respect of the services provided by CyberCE to the Company or the Statement of Work;
(g)	the employment or the termination of the employment of Toby Caton and Van Phillips; and
(h)	the transfer of personal data by or on behalf of the Company outside of the European Economic Area.
7.	Future obligations of the Sellers
7.1	Each of the Warrantors severally covenants to the Buyer (for the Buyer's own benefit and for the benefit of the Company and of each person for the time being carrying on all or a substantial part of the Business) that he shall not, directly or indirectly, whether acting on his own account or in conjunction with or through any one or more persons, and whether as principal, shareholder, partner, agent, employee, manager, adviser, consultant or in any other capacity whatsoever:

(a)	for the period of 3 years from Completion:
(i)

carry on, or be concerned, engaged or interested in any business within the United Kingdom in competition with the Business as carried on at Completion unless the Buyer gives consent (which it may in its absolute discretion decline to give) in circumstances where the Warrantor is no longer employed or engaged by the Company or another member of the Buyer Group; or

(ii)

solicit (or endeavour to do so) contracts or orders in connection with any such competing business from any person who is or has been during the period of 12 months ending on the date of Completion a customer of the Company; or

(iii)	accept orders from or the custom of any person who is or has been during the period of 12 months ending on the date of Completion a customer of the Company; or
(iv)

in any way seek to interfere with or influence the relationship between the Company (or any person for the time being carrying on all or a substantial part of the Business) and any person who is or has been a supplier to, or a customer of, the Company at any time during the period of 12 months ending on the date of Completion; or

(v)

employ, engage or entice away (or endeavour to do so) from the Company (or any person for the time being carrying on all or a substantial part of the Business) any person (whether or not such person would thereby commit a breach of contract) who is, or was during the period of 12 months ending on the date of Completion an officer or employee of the Company, or a provider of consultancy services to the Company; or

(b)	at any time after Completion in any way hold himself out as being currently connected with the Company or with the Business; or
(c)	assist, cause, procure or facilitate any person to do anything referred to in this Clause 7.1.
7.2	For the purposes of this Clause 7, “Confidential Information” means information (whether or not recorded or preserved in any way) directly or indirectly relating to:
(a)	the business, customers, intellectual property, future plans or financial or other affairs of the Company which would be regarded as confidential by a reasonable person; and
(b)

the business, customers, intellectual property, future plans or financial or other affairs of any member of the Buyer Group of which the relevant Seller has become or becomes aware as a direct or indirect result of entering into or performing this Agreement and which is stipulated to be confidential or which, from the nature of the information or the circumstances of disclosure would be regarded as confidential by a reasonable person.

7.3

Each of the Sellers severally covenants to the Buyer (for the Buyer's own benefit and for the benefit of the Company and of each person for the time being carrying on all or a substantial part of the Business) that, subject to Clauses 7.4 and 7.5, he shall not at any time use or disclose to any third party any Confidential Information, either directly or indirectly, and shall use all reasonable endeavours to prevent such disclosure.

7.4

Clause 7.3 shall not apply in respect of any Confidential Information which is generally available to the public at the date of this Agreement, or which becomes generally available to the public after the date of this Agreement other than as a direct or indirect result of a breach of this Agreement by any of the Sellers (but only after it has become so available).

7.5	Clause 7.3 does not prohibit the disclosure of any Confidential Information by a Seller:
(a)

to those of his representatives or advisers who need to know such information to enable them to implement or advise on this Agreement to the extent strictly necessary for that purpose, provided that, before any such disclosure, the relevant Seller makes the recipient aware that the Confidential Information is confidential and procures that the recipient complies with Clause 7.3 in relation to such information disclosed to him as though he were the Seller;

(b)

to the extent required by any applicable law, regulation, rule or order of any competent court or governmental, regulatory or administrative authority.  In such circumstances, so far as not prohibited by the relevant law, regulation, rule or order, the relevant Seller shall give the Buyer written notice of the requirement to disclose and the nature of the required disclosure as soon as reasonably practicable and shall take such action as the Buyer may reasonably request to avoid or limit the disclosure and in relation to the content of the disclosure.

7.6	The provisions contained in this Clause 7 are:
(a)

considered reasonable by the parties in all respects, both individually and in aggregate, and the duration, extent and application of each of such provisions are no greater than is necessary for the protection of the goodwill of the Company and the Business (the Sellers having taken independent legal advice), but in the event that any of them is or becomes void or unenforceable in any jurisdiction but would be valid and enforceable in the relevant jurisdiction if some part of such provision were deleted, such provision shall apply in the relevant jurisdiction with such deletion as may be necessary to make it valid and enforceable; and

(b)	separate, independent and severable, and shall be enforceable against each Seller accordingly.
7.7

The Sellers confirm that, in addition to all other rights and remedies to which the Buyer or the Company or any person for the time being carrying on all or a substantial part of the Business may be entitled under this Agreement or at law, it shall be entitled, without proof of special damage, to seek an injunction, specific performance or any other equitable relief in respect of any threatened, anticipated or actual breach of this Clause 7.

7.8

Nothing in this Clause 7 shall in any way limit, affect, restrict or alter any of the restrictions entered into by any Seller under any service contract or contract of employment or engagement with the Company and none of the restrictions in any such contract shall in any way limit, affect, restrict or alter any provision of this Clause 7.

7.9

Each Seller shall procure that his Connected Parties (and any person which is a Connected Party at the date of this Agreement but subsequently ceases to be a Connected Party) comply with this Clause 7 as if each such person were a Seller.

7.10	The Company, and each person for the time being carrying on all or a substantial part of the Business, may enforce this Clause 7 against any and all of the Sellers under the Third Parties Act.

7.11

The consideration for the undertakings contained in this Clause 7 is included in the Consideration, and the Sellers acknowledge that the Consideration takes account of and that they are adequately compensated for such undertakings.

8.	Tax

The provisions of Schedule 6 (Tax Covenant) shall have effect from Completion.

9.	Obligations following Completion
9.1

The Sellers shall at their own expense on and following Completion execute and deliver all such documents and take all such action to vest in the Buyer the full legal and beneficial interest in the Sale Shares and to give full effect to this Agreement as the Buyer may from time to time reasonably require. The Sellers shall further procure that each of their respective Connected Parties does the same, and use reasonable endeavours to procure that any other necessary person does the same.

9.2

If, during the period of six years from Completion, the Buyer requests any information relating to the business or affairs of the Company prior to Completion which is in the possession or under the control of one or more Sellers or any of their respective Connected Parties, the Sellers shall promptly provide or procure the provision of such information to the Buyer.

9.3	The Sellers shall:
(a)	procure the release, as soon as practicable after Completion, of the Company from; and
(b)	pending such release, pay to the Buyer on demand an amount equal to all Losses made or incurred by any member of the Buyer Group in connection with,

any and all securities, guarantees, indemnities, counter-indemnities, sureties and letters of comfort of any nature whatsoever given by or binding on the Company in respect of a debt, liability or obligation of any of the Sellers or of any of their respective Connected Parties, to the extent that the same are not released before or at Completion.

10.	Announcements
10.1

Subject to Clauses 10.2 and 10.3, the parties undertake not to disclose to any third party, either directly or indirectly, the negotiations concerning or the existence, subject matter and terms of this Agreement or of any Transaction Document ("Transaction Information") and shall use reasonable endeavours to prevent such disclosure.

10.2

The parties shall consult with each other in respect of any announcement to be made by them or the Company (or on their behalf) concerning any Transaction Information. No such announcement shall be made by or on behalf of the Sellers (or any of them) without the prior written consent of the Buyer, or by or on behalf of the Buyer or the Company without the prior written consent of the Seller Representative, unless Clause 10.3 applies.

10.3	Clause 10.1 does not prohibit the disclosure of any Transaction Information:
(a)

by any party to those of its representatives or advisers who need to know such information to enable them to implement or advise on this Agreement to the extent strictly necessary for that purpose, provided that, before any such disclosure, the relevant party makes the recipient aware that the Confidential Information is confidential and of its obligations of confidentiality under this Agreement;

(b)	to the extent required by any applicable law, regulation, rule or order of any competent court or governmental, regulatory or administrative authority; or
(c)	by any member of the Buyer Group after Completion to the extent such disclosure relates to the existence and subject matter of this Agreement.
11.	Notices
11.1	Any notice under or other communication pursuant to this Agreement must be in writing and will be effective only if:
(a)	sent by hand, or by pre-paid mail delivery service (by airmail if sent outside the jurisdiction in which it is posted):
(i)	where the recipient is the Buyer, to its address stated at the beginning of this Agreement, marked for the attention of Drew Clark; or
(ii)	where the recipient is a Seller, to his address as shown in Schedule 1 (Details of the Sellers); or
(b)	sent by email:
(i)	where the recipient is the Buyer, to Drew@ClimbCS.com; or
(ii)	where the recipient is a Seller, to his email address as shown in Schedule 1 (Details of the Sellers); or
(c)

sent as described in Sub-Clauses 11.1(a) or 11.1(b) to such other address as may be notified from time to time (in accordance with the provisions of this Clause 11.1) by the recipient to the sender, any notice pursuant to this Sub-Clause 11.1(c) taking effect on the later of the date, if any, specified in such notice as its effective date or the date five Business Days after receipt of such notice.

11.2	Where any notice under or other communication pursuant to this Agreement is sent by email, the sender shall also send a copy:
(a)	where the recipient is the Buyer, to the Buyer's Solicitors at tim.bird@fieldfisher.com; or
(b)	where the recipient is a Seller, to the Sellers' Solicitors at jeremy.over@moorebarlow.com.

Failure to comply with this Clause 11.2 shall not affect the validity of the notice or other communication.

11.3

Subject to Clause 11.4, a notice under or other communication pursuant to this Agreement shall (in the absence of evidence of earlier receipt) be treated for the purposes of this Agreement as having been received by the recipient:

(a)	if sent by hand, when left at the recipient's address;
(b)

if sent by pre-paid mail delivery service and the sender proves that the envelope containing it was correctly addressed in accordance with Clause 11.1 and that it was sent with postage pre-paid in full:

(i)	by first class mail, or nearest equivalent service in the jurisdiction of posting, to an address within the same jurisdiction, on the second Business Day after sending; or
(ii)	by airmail, on the seventh Business Day after sending; and
(c)	if sent by email, and the sender proves that it was sent to the correct address, one hour after it was sent.
11.4

Any notice under or other communication pursuant to this Agreement which is received on a day which is not a Local Business Day, or after 5 pm (local time at the place of receipt) on any day, will be treated as having been received at 9 am on the next Local Business Day (and for this purpose "Local Business Day" means a day (other than a Saturday or Sunday) on which banks are open for non-automated general business at the place of receipt).

11.5	If the Buyer gives any notice under or other communication pursuant to this Agreement to the Seller Representative, it shall be deemed to have been given to all of the Sellers.
11.6

This Clause 11 does not apply to the service of any document in any legal action or proceedings or, where applicable, any arbitration or other method of dispute resolution arising out of or in connection with this Agreement.

12.	Assignment
12.1

Subject to Clauses 12.2 and 12.3, no party may, without the prior written consent of the other party (being, in the case of a request by any of the Sellers, the Buyer and, in the case of a request by the Buyer, the Seller Representative), assign, charge, hold on trust, transfer, sub-contract, delegate or deal in any other manner with all or any of its rights and obligations under this Agreement or any Transaction Document.

12.2	The Buyer may assign all or any of its rights under this Agreement or any Transaction Document to any member of the Buyer Group.
12.3

The Buyer may grant security over, or assign by way of security, all or any of its rights under this Agreement to a bank or financial institution providing finance to the Buyer in connection with this Agreement or its subject matter.  On the enforcement of any such security, the Buyer or any administrator, administrative receiver or other receiver of the Buyer or its relevant assets or any person having the benefit of such security may assign all or any of the relevant rights to any person.

12.4

Notwithstanding Clause 10 (Announcements), the Buyer may disclose, on a confidential basis, to any person with whom it proposes to deal with all or any of its rights under this Agreement as permitted by this Clause 12, such information as it may reasonably consider necessary or desirable to disclose for the purposes of such dealing.

13.	Third parties
13.1

Except as expressly provided in Clause 5.11 (Warranties – Sellers' waiver of rights), Clause 7 (Future obligations of the Sellers) and in this Clause 13, a person who is not a party to this Agreement has no right under the Third Parties Act to enforce or avail himself of any term of this Agreement.

13.2

All the rights of the Buyer under this Agreement are for the benefit of each member of the Buyer Group and of each person for the time being carrying on all or a substantial part of the Business, who may each at any time enforce all or any of the terms of this Agreement against any and all of the Sellers under the Third Parties Act.

13.3	The parties may by agreement rescind or vary this Agreement without the consent of any other person.
13.4	No person may assign, transfer, charge, hold on trust or deal in any other manner with any right to enforce or avail himself of any term of this Agreement under the Third Parties Act.
14.	Liabilities, rights and remedies
14.1

This Agreement, together with the Transaction Documents, constitutes the entire agreement between the parties relating to its subject matter and supersedes any and all previous agreements (whether written or oral) between the parties or any of them relating to that subject matter.

14.2

Termination of this Agreement shall be without prejudice to any rights or liabilities of any party accrued at the date of termination or which may accrue after termination in respect of any act or omission prior to termination (including any act or omission giving rise to termination), and the provisions of Clause 1 (Definitions and interpretation), Clause 7 (Future obligations of the Seller) but only insofar as it relates to Confidential Information within the meaning of Sub-Clause 7.2(b), Clause 10 (Announcements); Clause 11 (Notices), Clause 13 (Third parties), this Clause 14 (Liabilities, rights and remedies), Clause 15 (Counterparts) and Clause 16 (Governing law and jurisdiction) shall continue to apply notwithstanding termination.

14.3

The rights and remedies of the parties under this Agreement are cumulative and not exclusive of any rights and remedies provided by law, and all such rights and remedies may be enforced separately or concurrently with any other right or remedy.

14.4

No failure to exercise or delay in exercising any right or remedy shall constitute a waiver of that right or remedy.  No single or partial exercise of any right or remedy, and no waiver of any right or remedy, shall prevent or restrict the further exercise of that or any other right or remedy.  Any waiver shall apply only in favour of the person to whom it is expressly addressed and for the specific circumstances for which it is given.  Each other Seller authorises the Seller Representative to waive on that Seller's behalf any such right or remedy as the Seller's Representative in his absolute discretion thinks desirable.

14.5

No variation of this Agreement shall be effective unless it is in writing, expressly states that it amends this Agreement, and is duly executed on behalf of the Sellers by the Seller Representative (and each other Seller authorises the Seller Representative to execute on that Seller's behalf any such variation as the Seller Representative in his absolute discretion thinks desirable) and on behalf of the Buyer.

14.6

If any provision of this Agreement is or becomes void or unenforceable in any jurisdiction, this shall not affect the validity or enforceability of that provision in any other jurisdiction nor the validity or enforceability of any other provision of this Agreement.  If any such provision would be valid and enforceable in the relevant jurisdiction if some part of such provision were deleted, such provision shall apply in the relevant jurisdiction with such deletion as may be necessary to make it valid and enforceable.

14.7	Unless expressly provided otherwise, all obligations and liabilities of the Sellers under this Agreement are assumed by them jointly and severally.
14.8	The Buyer may release or compromise the liability of, or grant time or other indulgence to, any Seller without releasing or reducing the liability of any other Seller.
14.9	Without prejudice to any other rights and remedies available, interest at the rate of 1 per cent. above the base rate of Lloyds' Bank plc from time to time will accrue on any sum payable pursuant to this Agreement which is not paid by the due date.  Such interest shall accrue on a day to day basis until the date of actual payment (whether before or after judgment).

14.10	The provisions of this Agreement, in so far as not fully performed at Completion, shall remain in full force and effect notwithstanding Completion.
15.	Counterparts

This Agreement may be executed in any number of duplicates, or by the parties on separate counterparts.  Each executed duplicate or counterpart shall be an original, but all the duplicates or counterparts shall be construed as one document.

16.	Governing law and jurisdiction
16.1	This Agreement and any non-contractual obligation arising out of or in connection with it are governed by the law of England and Wales.
16.2

Each party irrevocably agrees that the courts of England and Wales have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute relating to its existence, validity, interpretation, enforceability or termination) or any non-contractual obligation arising out of or in connection with it.

16.3	Nothing in this Clause 16 shall limit the right of any party to seek injunctive or other interlocutory relief in any jurisdiction at any time.

Schedule 1

Details of the Sellers

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

Schedule 2

Details of the Company

Name:	Spinnakar Limited
Registered no.:	11600590
Type of company:	Private company limited by shares
Date of incorporation:	2 October 2018
Country of incorporation:	England
Issued share capital:	80,916 ordinary shares of £0.001 each
5,000 ordinary A shares of £0.001 each
20,000 ordinary B shares of £0.001 each
Registered office:	Castle Hill House, 12 Castle Hill, Windsor, Berkshire SL4 1PD
Directors:	Gerard Brophy
Secretary:	Vanessa Harvey
Accounting reference date:	31 January
Charges:	None

Schedule 3

Completion obligations

1.	Completion documentation

The Sellers shall deliver to the Buyer:

(a)	duly completed and executed transfers of the Sale Shares in favour of the Buyer or as it directs;
(b)	share certificates in respect of the Sale Shares (or a duly executed deed of indemnity in the agreed form in favour of the Company with respect to any certificate which has been lost or destroyed);
(c)	the Disclosure Letter, duly executed by the Warrantors;
(d)	the Retention Agreement, duly executed by the Sellers' Representative;
(e)	letters (executed as a deed in the agreed form) from:
(i)	Vanessa Harvey as the secretary of the Company; and
(ii)	Gerard Brophy as a director of the Company,

resigning from their respective offices;

(f)	the Service Agreement, duly executed by Gerard Brophy;
(g)	the unaudited financial statements of the Company for the financial years 2021 and 2022 and up-to-date financial information for the financial year 2022 in the agreed form;
(h)	a letter in the agreed form from Gerard Brophy confirming that he has ceased to be a registrable person (within the meaning of section 790C of the Companies Act 2006);
(i)	releases (executed as a deed in the agreed form) of all and any claims that the Sellers and their respective Connected Parties may have against the Company;
(j)	evidence satisfactory to the Buyer of the authority of any person executing any of the documents delivered to the Buyer under this Paragraph 1 on behalf of any other person;
(k)	the original of the certificate of incorporation and all (if any) certificates of incorporation on change of name of the Company;
(l)	the register of members and other statutory registers and minute books of the Company duly made up to Completion;
(m)

all passcodes, identification numbers and other information required to operate any electronic filing or similar arrangement which the Company has with the Registrar of Companies or any similar registry in any other jurisdiction;

(n)	all the current cheque books, paying in books and unused cheques of the Company and all relevant passcodes and identification numbers in respect of any online banking facilities; and
(o)	duly executed copies of the Option Exercise Notices signed by each Option Holder.

2.	Debts, guarantees and security

The Sellers shall procure that they and their respective Connected Parties pay all moneys (if any) then owing by them to the Company, whether due for payment or not and shall provide evidence of the same to the satisfaction of the Buyer.

3.	Board meetings

The Sellers shall procure that a board meeting of the Company shall be duly convened and held (and shall deliver to the Buyer the relevant minutes in the agreed form signed by the chairman) at which:

(a)	the transfers referred to in Paragraph 1(a) shall (subject to stamping where required but otherwise unconditionally) be approved for registration;
(b)

such persons as the Buyer may nominate shall be appointed as directors and as the secretary of the Company and the resignations referred to in Paragraph 1(d) shall be submitted and accepted, in each case with effect from the end of the meeting;

(c)	all authorities to the bankers of the Company relating to bank accounts shall be revoked and new authorities as the Buyer may require shall be given to operate the same;
(d)	the Service Agreement shall be approved by the Company;
(e)	the registered office shall be changed to such address as the Buyer may specify; and
(f)	the accounting reference date shall be changed to such date as the Buyer may specify.
4.	Buyer's obligations

Subject to completion of all of the matters specified in Paragraphs 1 to 3 (inclusive), the Buyer shall:

(a)	pay the Completion Payment to the Sellers' Solicitors by electronic transfer in cleared funds;
(b)	pay the Retention Amount to the Retention Account by electronic transfer in cleared funds;
(c)	deliver to the Sellers the Retention Agreement, duly executed by the Buyer and the Retention Agent; and
(d)	pay the aggregate amount of the Option Exercise Liability to the Company.

Schedule 4

Completion Accounts

Part 1

Preparation of Completion Accounts

1.	Interpretation
1.1	For the purposes of this Schedule the following additional terms are defined:

"Accounting Policies" the accounting principles, bases, conventions, rules and estimation techniques set out or referred to in Part 2 of this Schedule 4;

"Completion Accounts" means the consolidated balance sheet of the Company as at the Completion Date and as agreed or determined in accordance with this Schedule 4 and in the format set out in Part 3 to this Schedule 4;

"Dispute Notice" has the meaning given in Paragraph 4.2;

"Draft Completion Accounts" has the meaning given in Paragraph 4.1;

"Expert" has the meaning given in Paragraph 4.4;

1.2

References in this Schedule to any document being delivered by or to the Seller or the Buyer include references to the document being delivered by or to the Seller's' accountants or the Buyer's accountants (as applicable) on behalf of that party.

2.	Adjustment to Consideration
2.1

On the basis of the Completion Accounts, an adjustment shall be calculated as the sum of the difference between the Working Capital and the Estimated Working Capital (for the avoidance of doubt, if the Estimated Working Capital is greater than the Working Capital, such amount shall be negative) (the "Adjustment").

2.2

If the Adjustment is negative, the Sellers shall each be required to repay to the Buyer their Relevant Proportion of the Adjustment, which sum shall be paid by the Sellers on the date and in the manner specified in paragraphs 2.3 and 2.5 of Part 1 of this Schedule 4.

2.3

Any additional consideration payable by the Buyer under paragraph Error! Reference source not found. of Part 1 of this Schedule 4 or any sum repayable by the Sellers paragraph 2.2 of Part 1 of this Schedule 4 shall become payable on the Business Day which is or immediately follows the date which is 7 days after the final agreement or determination of the Completion Accounts under this Schedule 4. Any payment due from the Buyer under paragraph Error! Reference source not found. of Part 1 of this Schedule 4 shall be paid in cash to the Sellers' Solicitors (who are hereby irrevocably authorised to receive the same).

2.4	Any payment due from the Sellers in accordance with paragraph 2.2 of Part 1 of this Schedule 4 shall be settled in the following order of priority:
(a)	first, from the Retention Amount standing to the credit of the Retention Account, in accordance with the terms of Schedule 8; and]
(b)	second, to the extent that the payment has not been fully settled pursuant to paragraph 2.5(a), from the Sellers in their Relevant Proportions.

3.	Basis of preparation of Completion Accounts
3.1	The Completion Accounts shall be in the form set out in Part 3 to this Schedule 4.
3.2	The Completion Accounts shall be prepared:
(a)	in accordance with the Accounting Policies;
(b)

subject thereto, on the same bases and in accordance with the same principles, policies and practices and using the same classification, valuation and estimation techniques used in the preparation of the Accounts, and treating assets and liabilities in the same way as in the Accounts, but correcting any errors in the application of the relevant accounting standards; and

(c)

subject thereto, in accordance with section 1A (small entities) of Financial Reporting Standard 102: The Financial Reporting Standard applicable in the UK and Republic of Ireland as in force at the date of Completion.

4.	Preparation and approval of Completion Accounts
4.1

The Seller Representative shall deliver to the Buyer a draft of the Completion Accounts ("Draft Completion Accounts") as soon as reasonably practicable following Completion, and in any event not more than 30 days after Completion.

4.2	The Buyer may give notice in writing to the Seller Representative that the Draft Completion Accounts are not approved (a "Dispute Notice") provided that a Dispute Notice will be valid only if:
(a)

it specifies (in reasonable detail) and quantifies (so far as practicable) the adjustments considered to be required to the Draft Completion Accounts, and explains why they are considered to be necessary; and

(b)	it is received by the Seller Representative within 20 Business Days of receipt by the Buyer of the Draft Completion Accounts.
4.3	If the Buyer either:
(a)	confirms in writing to the Seller Representative that the Draft Completion Accounts are approved; or
(b)	fails to give a valid Dispute Notice by the time specified in Paragraph 4.2,

the Buyer and the Sellers shall be deemed to have agreed the Draft Completion Accounts as the Completion Accounts for the purposes of this Schedule.

4.4	If a valid Dispute Notice is given:
(a)

the Buyer and the Seller Representative shall meet together within 10 Business Days of receipt of the Dispute Notice to seek to reach agreement in writing in relation to the Draft Completion Accounts; and

(b)

if such agreement in writing has not been reached within 15 Business Days of receipt of the Dispute Notice, either the Buyer or the Seller Representative may by notice in writing to the other require that the Draft Completion Accounts be referred to a person (the "Expert") nominated and engaged in accordance with Paragraph 5 for determination in accordance with that paragraph, in which case each of the Buyer and the Seller Representative shall take all such action and execute all such documents as may be necessary to give effect to Paragraph 5.

5.	Expert
5.1	The Expert must be:
(a)	a reputable firm of chartered accountants in England and Wales; and
(b)	independent of both the Buyer and the Sellers, and must not have acted as auditor of the Company at any time.
5.2

The Expert may be nominated by agreement between the Buyer and the Seller Representative but, in the absence of such agreement within 10 Business Days of the notice from the Buyer or the Seller Representative pursuant to Paragraph 4.4(b) or Paragraph 5.6, the Expert may be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales ("ICAEW") on either (i) the joint application of both the Buyer and the Seller Representative on notice by either of them or (ii) if one of them will not undertake such a joint application, the application of either the Buyer or the Seller Representative following the grant of a court order for such nomination to be made by the ICAEW. Both the Buyer and the Seller Representative agree to confirm the joint appointment of any person so nominated by ICAEW. The Buyer and the Sellers hereby waive the right to object to any court order to give effect to any nomination by ICAEW.

5.3

The Expert shall be engaged on the terms of this Paragraph 5 and such other terms as are proposed by it and agreed by the Buyer and the Seller Representative (such agreement not to be unreasonably withheld or delayed).

5.4

The Expert shall be engaged to determine the Completion Accounts for the purposes of this Schedule.  The Expert shall act as expert only and not as arbitrator, and (in the absence of fraud or manifest error) the Expert’s determination shall be final and binding upon the parties.

5.5

To the extent not provided for by this Paragraph 5, the Expert may determine the procedures to be adopted to assist with its determination, including (to the extent it considers necessary) instructing professional advisers to assist it in reaching its determination, provided that each of the Buyer and the Seller Representative are afforded equal opportunities to make submissions.

5.6

The Expert shall be instructed to determine the Completion Accounts within 20 Business Days of its engagement.  If the Expert fails to do so then either the Buyer or the Seller Representative may discharge the Expert and by notice in writing to the other require the Draft Completion Accounts to be referred for determination by another person nominated and engaged in accordance with this Paragraph 5.

6.	General
6.1

Subject to Paragraph 6.2, the Buyer shall promptly provide to the Seller Representative and to any Expert and to their respective agents and advisers, and each of the Sellers shall promptly provide to the Buyer and to any Expert and to their respective agents and advisers, all information and access (on reasonable notice and during normal business hours) to all personnel, books and records in its or their possession or under its or their control which is reasonably required for the preparation or review of the Draft Completion Accounts or the determination of the Completion Accounts.

6.2	No party shall be required to provide access to:

(a)	any working papers prepared or advice given in connection with the preparation, review or determination of the Completion Accounts;
(b)	any document protected by legal professional privilege; or
(c)	any document which is subject to any obligation of confidentiality owed to an unconnected third party.
6.3	With respect to costs:
(a)

all costs incurred by or on behalf of the Buyer (including by any member of the Group) in preparing, reviewing and agreeing the Completion Accounts shall be borne by the Buyer and all such costs incurred by or on behalf of the Sellers shall be borne by the Sellers;

(b)	any fees charged by ICAEW in making its nomination of any Expert shall be payable equally by the Sellers on the one hand and the Buyer on the other hand;
(c)

the fees of any Expert and any costs properly incurred by it in making its determination shall be payable equally by the Sellers on the one hand and the Buyer on the other hand or in such other proportions as the Expert determines to be fair and reasonable.

Part 2

Accounting Policies

1.	Preparation
1.1

Completion Accounts are prepared at 31 July 2022. The Completion Accounts are not reflective of transactions related to the period between 31 July 2022 and the date of closing unless specified in this Schedule.

1.2	Accounting system foreign exchange rates are used to convert foreign currency denominated assets and liabilities for the Completion Accounts.
1.3	The provisions of this Schedule 4 shall be interpreted so as to avoid double counting (whether positive or negative) of any item to be included in the Completion Accounts.
2.	Trade Debtors

Provision for doubtful debts is only recognised on a specific basis for any debtors with collectability concerns. No general provision for doubtful debts is recognised based on length of debtor outstanding or other basis.

3.	Other Debtors

Prepayments will not be written-off based on the post Completion intentions of the Buyer.

4.	Cash and Bank
4.1

The Corporation Tax benefit relating to the exercise of share options which are exercised by the Optionholders at or before Completion will be a manual addition for the Completion Accounts.  The Corporation Tax benefit will be calculated as total gross option proceeds multiplied by the Corporation Tax rate of 19%.

4.2	The cost of stamp duty which is not included in the balance sheet nominal ledger will not be included as a manual adjustment in the Completion Accounts.
5.	Corporation Tax Payable

Corporation Tax Payable included as a manual adjustment in the Completion Accounts represents the estimate of Corporation Tax for the fiscal year ended 31 January 2022 calculated at an effective tax rate of 19%.

Part 3

Form of Completion Accounts

Total
Assets

Bank
Barclays Business Banking Savi	£[ ● ]
caxton and moneycorp fx dollar	£[ ● ]
SPINNAKAR EURO	£[ ● ]
Spinnakar GBP	£[ ● ]
SPINNAKAR USD	£[ ● ]
Total Bank	£[ ● ]

Current Assets
Accounts Receivable	£[ ● ]
Office Deposit	£[ ● ]
Prepayments	£[ ● ]
Total Current Assets	£[ ● ]

Fixed Assets
Computer Equipment	£[ ● ]
Less Accumulated Depreciation on Computer Equipment	-£[ ● ]
Office Equipment	£[ ● ]
Less Accumulated Depreciation on Office Equipment	-£[ ● ]
Total Fixed Assets	£[ ● ]

Total Assets	£[ ● ]

Liabilities

Current Liabilities
Accounts Payable	£[ ● ]
Accruals	£[ ● ]
Rounding	£[ ● ]
VAT	£[ ● ]
Total Current Liabilities	£[ ● ]

Total Liabilities	£[ ● ]

Net Assets	£[ ● ]

Equity
Capital - x,xxx Ordinary Shares	£[ ● ]
Current Year Earnings	£[ ● ]
Dividends Declared	-£[ ● ]
Retained Earnings	£[ ● ]
Total Equity	£[ ● ]

Corp Tax	-£[ ● ]
Option Share Income	£[ ● ]
Corp Tax Stock Option Gain Estimate	£[ ● ]

FINAL NET ASSETS	£[ ● ]

Schedule 5

Warranties

Part 1

Fundamental Warranties

1.	Title
1.1	The Sale Shares constitute the entire issued share capital of the Company.
1.2

Each Seller is the legal and beneficial owner of, and is or will at Completion be entitled to transfer the legal and beneficial title to, those Sale Shares set out opposite the Seller's name in columns (3) of Schedule 1, free from any encumbrances.

1.3

All the issued shares of the Company are fully paid up and the Company has not exercised or purported to exercise or claimed any lien over any of it shares.  There are no obligations of the Sellers whatsoever to pay in any additional capital or to provide any other contribution such as a contribution in kind.

1.4

No person has the right to call for the issue of any share capital of the Company by reason of any conversion rights or under any option or other agreement and none of the Sellers has nominated or has the right to nominate any person to enjoy or exercise any rights of the Sellers.

2.	Capacity
2.1

Each Seller has authority to enter into and perform this Agreement and the Transaction Documents and the provisions of this Agreement and the Transaction Documents when executed will constitute valid and binding obligations on each Seller and are enforceable against each Seller, in accordance with their respective terms.

2.2	The execution and delivery by the Sellers of, and the performance by the Sellers of its obligations under, this Agreement and any Transaction Document will neither:
(a)	result in a material breach of, or constitute a material default under, any instrument to which he or she is a party or by which he or she is legally bound; or
(b)	result in a breach of any Applicable Laws.
2.3	There are no:
(a)	outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or arbitration tribunal against or affecting the Sellers;
(b)	lawsuits, actions or proceedings pending or threatened against or affecting the Sellers; or
(c)	investigations by any governmental or regulatory body which are pending or threatened against the Sellers,

and which, in each case, has or could have a material adverse effect on the ability of the Sellers to perform its obligations under this Agreement or any Transaction Document.

2.4	The Sellers have not:
(a)	had a bankruptcy petition presented against them or been declared bankrupt;

(b)	been served with a statutory demand, or is unable to pay his or her debts within the meaning of the Insolvency Act 1986;
(c)	entered into, or has proposed to enter into, any composition or arrangement with, or for, their creditors (including an individual voluntary arrangement); or
(d)	been subject of any other event analogous to the foregoing in any jurisdiction.

Part 2

Business Warranties

1.	Constitution and corporate matters
1.1	The information set out in Schedule 2 in relation to the Company is true and accurate.
1.2	The Company has been duly incorporated and is validly existing and in good standing under the laws of England and Wales.
1.3	The Company is not, and has never been, a subsidiary undertaking of any other undertaking.
1.4

Save as expressly set out in Schedule 2, the Company does not have, and has never had, any subsidiary undertaking or any legal or beneficial interest in any shares or other securities of any body corporate, wherever incorporated, nor does it have any right or obligation to acquire any such interest.

1.5	The copy of the current articles of association of the Company in the Data Room is true and complete.
1.6

There is no outstanding agreement binding on the Company relating to the management of the Company, or the appointment or removal of directors of the Company, or the ownership or transfer of any shares or other securities in the Company.

1.7	The Company has complied in all material respects with its constitution as in force at the relevant time and with any direction given by way of shareholder resolution.
1.8	All documents required by law to be delivered to the Registrar of Companies in respect of the Company have been duly and properly delivered and filed.
1.9

The statutory registers of the Company are in its possession or under its control, are up-to-date and have been maintained in accordance with the Companies Act 2006, and the Company has not received any notice that any information contained in its statutory registers is incorrect pursuant to section 125 of the Companies Act 2006.

1.10	No director of the Company is now, or has at any time within the last six years been, subject to any disqualification order under the Company Directors Disqualification Act 1986.
1.11

No power of attorney granted by the Company is currently in force and no person currently has similar authority, other than the authority of the Company's directors and any authority given to any of the Company's employees to enter into routine trading contracts in the ordinary course of their duties.

2.	The Company’s business
2.1

A complete list of every current or former branch, place of business or permanent establishment of the Company, indicating the activities carried out at each location, is included and identified as such in the Data Room.

2.2

True and complete details of all (or a statement that there are no) grants, subsidies or financial assistance applied for or received by the Company from any local, national or supranational body are included and identified as such in the Data Room. The Company has not done or omitted to do anything which could result in, and the acquisition of the Sale Shares by the Buyer will not result in, any such grant, subsidy or financial assistance becoming repayable or being forfeited or withheld in whole or in part.

2.3	The Company is not a member of any trade association and no trade association has any material influence over the affairs or activities of the Company.
2.4

No customer or client of the Company which accounts for more than 10% of the aggregate value of all sales or supplies made by the Company in the 12 months ending on the date of this Agreement, and no supplier of the Company which accounts for more than 10% of the aggregate value of all sales or supplies made to the Company in that period:

(a)

has in that period ceased, or indicated an intention to cease, to do business with the Company or materially reduced, or indicated an intention materially to reduce, the extent to which it does business with the Company;

(b)	has in that period made, or indicated an intention to make, any material adverse change in the basis or terms on which it does business with the Company;
(c)

is likely, so far as the Warrantors are aware (without having made any enquiry of any relevant customer, client or supplier), to do any of the above as a result of the sale of the Sale Shares to the Buyer.

2.5

The business of the Company has not been materially affected in an adverse manner in the 12 months ending on the date of this Agreement as a result of (either individually or in combination) any customer, client or supplier of the Company ceasing to do business, reducing the extent to which it does business or making any change in the basis or terms on which it does business with the Company.

2.6

So far as the Warrantors are aware (without having made any enquiry of any relevant customer or client), no customer or client of the Company is subject to a relevant insolvency procedure within the meaning of section 233B(2) of the Insolvency Act 1986.

2.7	None of the debts currently owed to the Company:
(a)	have been outstanding for more than 60 days beyond their due date; or
(b)	are subject to any right of set-off or counterclaim or any dispute,

and, so far as the Warrantors are aware, each of such debts will be settled in full within 60 days of the date of Completion.

2.8	None of the amounts currently owed by the Company to its creditors have been outstanding for more than 60 days beyond their due date or are disputed.
2.9

All accounts, books, ledgers, and financial and other material records of the Company are in its exclusive possession and control, are up to date and have been properly and accurately maintained in accordance with all applicable laws and regulations, and the Company has not received any notice that any of these is incorrect or should be rectified. All title documents relating to the assets of the Company, an executed counterpart of all written agreements to which the Company is a party, an original executed copy of every instrument creating or evidencing a charge over any of its assets or undertaking and all other deeds and documents of the Company are in the exclusive possession and control of the Company.

3.	Accounts and business since the Accounts Date
3.1

The Accounts are true and accurate, have been properly prepared in compliance with applicable law and regulations, indicate which accounting standards have been used in their preparation and comply fully with those accounting standards as such standards are commonly applied by companies carrying on a business similar to that of the Company.

3.2

Except as expressly disclosed in the Accounts, the Accounts have been prepared using the same accounting policies and estimation techniques as those used in preparing the equivalent accounts of the Company in respect of the three immediately preceding accounting periods and, where any change in accounting policy or estimation technique is so disclosed, a full reconciliation has been provided and the comparative information included in the Accounts fairly reflects the impact of the change.

3.3	The Accounts have been audited in accordance with applicable law and regulations by an individual or firm qualified to do so and the auditor’s report on the Accounts is unqualified and unmodified.
3.4	The Accounts:
(a)

gave a true and fair view of the assets and liabilities, financial position and state of affairs of the Company as at the Accounts Date and of its profit or loss, total comprehensive income and cashflow for the financial period ended on that date;

(b)	have not (except to the extent expressly disclosed in the Accounts) been affected by any unusual or non-recurring item;
(c)	state the value of all the assets of the Company on the Accounts Date, including reflecting any matters discovered after the Accounts Date;
(d)

provide or reserve in full for all liabilities and capital commitments of the Company outstanding at the Accounts Date (including contingent, unquantified or disputed liabilities), including reflecting any matters discovered after the Accounts Date;

(e)	provide or reserve in full for all bad and doubtful debts and obsolete or slow moving stocks;
(f)	provide or reserve in full for all Tax liable to be assessed on the Company, or for which the Company may be accountable, in respect of the period ended on the Accounts Date.
3.5

The Management Accounts have been prepared using the same accounting policies and estimation techniques as those used in preparing the management accounts of the Company for the period of three years prior to the Accounts Date, and fairly represent the assets and liabilities of the Company as at the Management Accounts Date and its profit or loss for the period to which they relate. In this Warranty, "Management Accounts" means the unaudited accounts of the Company as at, and for the period starting on the Accounts Date and ended on, 31 January 2022 included and identified as such in the Data Room.

3.6	Since the Accounts Date:
(a)	the business of the Company has been carried on in the ordinary course so as to maintain it as a going concern and without prejudicing its goodwill,
(b)	there has been no material adverse change in the turnover or financial position of the Company and the Warrantors are not aware of anything which is likely to lead to any such change;

(c)	no share, security or loan capital has been allotted or agreed to be allotted by the Company (other than the issue of any share capital arising from the exercise of any Options);
(d)	no shareholder resolutions of the Company have been passed;
(e)	no dividends or other distributions have been declared, paid or made;
(f)	the Company has continued to pay its creditors as and when the relevant debts fall due;
(g)

there has been no change by the Company in the time or manner of the issue of invoices or the collection of debts, and no debts have been waived, released or compromised or settled other than at full value;

(h)	the Company has not borrowed or raised any money or taken any form of financial facility or granted any security or agreed to do so;
(i)	the Company has not redeemed or purchased any of its securities or loan capital or agreed to do so and no loan capital of the Company has become due and payable;
(j)	the Company has not entered into any contract outside the ordinary course of its business; and
(k)	the aggregate amount of capital expenditure by the Company does not exceed £10,000.
3.7

The Company has no liabilities (actual or contingent) except for those provided for in the Accounts and those which have been incurred by the Company in the ordinary course of trading since the Accounts Date.

4.	Finance
4.1

The list of all the Company’s bank and deposit accounts, including balances as at a date not more than two Business Days prior to the date of this Agreement, included and identified as such in the Data Room is true and complete and there have been no payments out of any such account since that date other than routine payments in the ordinary course of business.

4.2	A true and complete copy of the current bank mandate for each of the Company's bank and deposit accounts is included and identified as such in the Data Room.
4.3

A true and complete list of all loans, overdrafts and other financial facilities or arrangements made or available to the Company (together the “Facilities”), including where applicable the amount available and current amount outstanding, is included and identified as such in the Data Room.

4.4

A true and complete copy of all documents setting out the current terms and conditions of each of the Facilities and any other document material to any of the Facilities is included and identified as such in the Data Room.

4.5	The Company is not, and has not ever been, in default of any of the Facilities.
4.6	The Company has not done or omitted to do anything which could result in, and the acquisition of the Sale Shares by the Buyer will not result in:
(a)	any of the Facilities being terminated or withdrawn or amended in whole or in part; or
(b)	any indebtedness of the Company becoming repayable in advance of its stated repayment date; or

(c)	any encumbrance over or affecting any of the assets or undertaking of the Company becoming enforceable or any floating charge over any of the assets of the Company crystallising,

and no steps for the repayment of any such indebtedness or the enforcement of any such encumbrance have been taken or threatened.

4.7

The amount currently outstanding under each Facility does not exceed, and has not in the past 12 months exceeded, the amount available under that Facility and the total borrowings of the Company do not exceed, and have not at any time exceeded, any legal, constitutional or contractual limit applicable to the Company.

4.8	The Company has not entered into any invoice discounting or factoring arrangement and is not party to any off-balance sheet arrangements.
4.9	The Company has not allotted or issued, or agreed to allot or issue, any loan capital.
4.10

Having regard to the Facilities, the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the period of 12 months after Completion and fulfilling all its outstanding orders and contractual obligations.

4.11	The Company has not lent any money to any person which has not been repaid and there are no debts owing to the Company other than debts which have arisen in the ordinary course of business.
5.	Guarantees and security
5.1

The Company has not given or entered into any guarantee, indemnity, performance bond, letter of comfort or similar arrangement in respect of any liability or obligation of any person, or agreed to do so.

5.2	No person has given or entered into any guarantee, indemnity, performance bond, letter of comfort or similar arrangement in respect of any liability or obligation of the Company, or agreed to do so.
5.3	There is no encumbrance over or affecting any of the Company's undertaking or assets (including goodwill).
5.4	No floating charge over any of the assets of the Company has crystallised.
5.5	No other person has entered into any encumbrance in relation to any liability or obligation of the Company, or agreed to do so.
5.6	All encumbrances granted to the Company have (where necessary in order to secure their enforceability) been duly registered in accordance with the laws of any relevant jurisdiction.
6.	Solvency
6.1

The Company is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation in any jurisdiction, nor has it stopped paying its debts as they fall due.

6.2	No step has been taken, proposed or threatened in any applicable jurisdiction to initiate any process by or under which:

(a)	the Company has been or may be liquidated, dissolved or struck off or placed into administration;
(b)	a person has been or may be appointed in connection with the enforcement of any encumbrance over or affecting any of the assets or undertaking of the Company; or
(c)

any composition in satisfaction of, or moratorium in respect of, the debts of the Company or any scheme of arrangement or compromise between it and its creditors or any class of its creditors (including a restructuring plan under Part 26A of the Companies Act 2006) has been or may be put in place.

6.3

The Company has not been a party to any transaction with any person which, in the event of such person going into liquidation or administration or being declared bankrupt, is likely to constitute a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction pursuant to the Insolvency Act 1986.

7.	Contractual arrangements
7.1

In this Warranty 7, "Material Contract" means a contract, commitment or arrangement of a kind described in Warranty 7.2 and "Existing Material Contract" means a Material Contract by which the Company is currently bound or to which it is a party.

7.2	The Company is not currently bound by any contract or commitment (other than a contract of employment) or party to any arrangement which:
(a)	is in the nature of an agency, distributorship, outsourcing, licensing or franchising agreement;
(b)	is in the nature of a finance lease, rental, hire purchase or credit sale agreement;
(c)

relates to the acquisition or disposal by the Company of any body corporate, undertaking, land or buildings and which has yet to be completed or in relation to which there are outstanding warranties, indemnities, covenants or other obligations;

(d)	involves partnership, joint venture, consortium, information sharing, income or profit sharing or any similar arrangement;
(e)	includes any credit arrangement or discount for the supply of goods and/or services by or to the Company;
(f)	involves payment by the Company of amounts determined by reference to fluctuations in the index of retail prices or any similar index, or in the rate of exchange for any currency;
(g)	is not capable of complete performance (by the Company and any other contracting party) within six months from its creation;
(h)

requires or may require payment by the Company of more than £50,000 per annum or more than £150,000 in total, or will or may provide revenue to the Company of more than £50,000 per annum or more than £150,000 in total;

(i)	is outside of the ordinary course of the Company’s business;
(j)	is not on arm’s length terms;
(k)	is likely to be loss making; or

(l)	is otherwise material to the Company's business.
7.3

There are no current negotiations relating to any potential Material Contract and no outstanding offer capable of being converted into a Material Contract by acceptance by the Company or any other person.

7.4	The obligations expressed to be assumed by each party in each Existing Material Contract constitute the legal, valid, binding and enforceable obligations of that party.
7.5

The Company is not, and has never been, in default of any Existing Material Contract and the Warrantors are not aware of anything which is likely to lead to any such default or any default of any Existing Material Contract by any other person.

7.6	The Warrantors are not aware of anything which is likely to lead to any increase in the amount or frequency of any sum payable by the Company pursuant to any Existing Material Contract.
7.7	The Company has not received or given any notice to terminate any Existing Material Contract and the Warrantors are not aware of anything which is likely to lead to the giving of any such notice.
7.8	Neither the sale of the Sale Shares to the Buyer nor Completion will:
(a)	so far as the Warrantors are aware, cause the Company to lose any right or benefit it presently enjoys;
(b)

relieve any person of any legally binding obligation to the Company or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company;

(c)	entitle any person to receive from the Company any finder’s or similar fee, brokerage or other commission; or
(d)	breach any agreement to which the Company is a party.
8.	Insurance
8.1

All assets of the Company of an insurable nature are and have at all material times been insured in amounts representing their full replacement or reinstatement value (with no provision for deduction or excess) against all risks normally insured against by a prudent person operating a similar business to that operated by the Company.

8.2

The Company is and has at all material times been adequately insured against accident, damage, injury, third party loss (including product liability), business interruption and all other risks normally insured against by a prudent person operating a similar business to that operated by the Company.

8.3

A true and complete copy of each insurance policy in respect of which the Company has an interest is included and identified as such in the Data Room and each such policy is in full force and effect and nothing has been done or omitted to be done which could make any such policy void or voidable or which could result in an increase in premium or adversely affect the renewal of any such policy.

8.4

True and complete details of all outstanding insurance claims made by the Company, and all other insurance claims made by the Company in the three years prior to the date of this Agreement, are included and identified as such in the Data Room, and the Warrantors are not aware of anything which is likely to lead to the Company making a new insurance claim.

8.5	The Company has never been refused insurance, or had any insurance terminated or alleged to be void or voidable, on any grounds.
9.	Compliance
9.1	In this Warranty 9:
(a)	"Associated Person" means an associated person of the Company within the meaning given in section 8 of the Bribery Act 2010;
(b)

"Proceedings" means any court, tribunal, civil, criminal, administrative, arbitration or mediation proceedings and any information request, investigation, inquiry or enforcement or other proceedings by any Relevant Authority; and

(c)

"Relevant Authority" means any governmental or regulatory body, authority or agency, including the European Commission, the Competition and Markets Authority, the Information Commissioner, the Advertising Standards Authority, the Health and Safety Executive, the Equality and Human Rights Commission, the Environment Agency, any local authority, any sector regulator or any predecessor or similar body, authority or agency in any part of the world.

9.2	The Company has at all times complied and is complying with all applicable laws and regulations in all material respects.
9.3

Each Associated Person, and each person for whose acts the Company may be vicariously liable, has at all times complied and is complying with all applicable laws and regulations in relation to the Company and its business.

9.4

The Company has obtained all material licences, permits, permissions, approvals, clearances, authorisations, certificates, notifications, registrations and consents which are necessary or desirable for carrying on its business or in relation to the Property (together the “Authorisations”) and true and complete details of each Authorisation is included and identified as such in the Data Room.

9.5

All Authorisations are in full force and effect and no Authorisation is limited in duration or subject to any condition which is personal to the Sellers or any Connected Party of any of them or any other person.

9.6

All information provided by or on behalf of the Company to any Relevant Authority, and all records required to be maintained by the Company are up to date and have been properly and accurately maintained in accordance with all applicable laws and regulations, and the Company has not received any notice that any of these is incorrect or should be rectified.

9.7

The Company is not in breach of any Authorisation and so far as the Warrantors are aware there is no reason why any Authorisation may be revoked, suspended or cancelled or may not be renewed on the same terms.

9.8

True and complete details of the Company's material compliance policies and procedures (including training programmes, whistle-blowing policies and monitoring and review arrangements) and the name of the officer(s) or employee(s) with responsibility for compliance, or a statement that there are no such policies and procedures or officers or employees, are included and identified as such in the Data Room, including in particular in relation to:

(a)	competition, including restrictive or other anti-competitive agreements or practices, dominant or monopoly market positions and the control of mergers and acquisitions;

(b)	data protection, data retention and data privacy;
(c)	anti-bribery and corruption;
(d)	health and safety;
(e)	the environment; and
(f)	anti-slavery and human trafficking.
9.9

The Company has in place adequate procedures, designed in line with guidance published by the UK Government from time to time pursuant to section 9 of the Bribery Act 2010, to prevent Associated Persons from bribing any other person intending to obtain or retain business for the Company or to obtain or retain an advantage in the conduct of business for the Company and no Associated Person has done so.

9.10	The Company's assets do not include any criminal property as defined in section 340 of the Proceeds of Crime Act 2002 but disregarding paragraph (3)(b) of that section).
9.11

The Company is not and has not been engaged in any agreement, arrangement, practice or conduct which has or could amount to an offence or infringement of, or which is unenforceable or void or renders the Company liable to Proceedings under, any applicable law of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including cartels, price fixing, resale price maintenance, market sharing, bid rigging, joint ventures and terms of trading, purchase or supply), dominant or monopoly market positions (whether held individually or collectively) and the control of mergers and acquisitions.

9.12	None of the businesses or activities of the Company have given or could give rise to the imposition of any anti-dumping duty or other sanction under any trade regulation legislation.
9.13

The Company is not and has not been in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for a decision declaring such aid to be compatible with the Internal Market.

9.14

So far as the Warrantors are aware, the Company has not manufactured or supplied any product or provided any service which is or was at that time, or will become, faulty or defective or not in full compliance with all warranties or representations made by or on behalf of the Company and all applicable laws and regulations.

10.	Proceedings, investigations and disputes
10.1	In this Warranty 10, "Associated Person", "Proceedings" and "Relevant Authority" have the meanings given to them respectively in Warranty 9.
10.2

The Company is not and has not been the subject of or engaged in any capacity in any Proceedings, nor are any Proceedings involving the Company threatened, so far as the Warrantors are aware, pending or likely and there are no criminal convictions or outstanding or so far as the Warrantors are aware pending judgments, orders, decisions, rulings, notices, undertakings, commitments or similar matters binding on or affecting the Company arising out of any Proceedings.

10.3	No past or present officer of the Company, no Associated Person and no person for whose acts the Company may be vicariously liable is (nor has any of them been in the 12 months ending on the date of this Agreement) engaged in any capacity in any Proceedings in relation to the Company or its business nor are any such Proceedings threatened, so far as the Warrantors are aware pending or likely and there are no criminal convictions or outstanding or pending judgments, orders, decisions, rulings, notices, undertakings, commitments or similar matters binding on or affecting the Company or any such person arising out of any such Proceedings.

10.4

Neither the Company nor any other party is, or is alleged to be, in breach (or in a situation which, with the lapse of time, will constitute a breach) of any contract, commitment or arrangement to which the Company is a party or bound, and so far as the Warrantors are aware, there has not been any infringement by the Company of any rights of any other person nor any infringement by any person of the rights of the Company, nor is there any dispute between the Company and any other person and the Warrantors are not aware of anything which is likely to give rise to any such dispute.

10.5

The Company does not have and is not likely to have any actual or potential liability under any applicable law or regulation relating to the environment by reason of it having owned, occupied or used any land or buildings.

10.6	The Company has not received any notice, allegation or complaint that it is not in compliance with any applicable law or regulation.
10.7	Neither the sale of the Sale Shares to the Buyer nor Completion will:
(a)	result in any breach of the Company's constitution, any applicable law or regulation, or any judgment, order, decision, ruling, undertaking, commitment or similar matter;
(b)	so far as the Warrantors are aware, result in any breach, revocation, suspension or cancellation of any Authorisation or mean that any Authorisation may not be renewed on the same terms.
11.	Sanctions Compliance
11.1	In this Warranty 11:
(a)

"Sanctions" means any laws or regulations relating to economic or financial sanctions, export controls, trade embargoes or restrictive measures (including investment restrictions) from time to time imposed, administered or enforced by a Sanctions Authority;

(b)

"Sanctions Authority" means any governmental authority including, but not limited to, those of the United States; the European Union and its Member States; the United Kingdom; and in each case their respective governmental, judicial or regulatory institutions, agencies, departments and authorities;

(c)

"Sanctions List" means any of the lists issued or maintained by a Sanctions Authority designating or identifying individuals or entities that are subject to Sanctions, in each case as amended, supplemented or substituted from time to time, including the UK Sanctions List, Consolidated List of Financial Sanctions Targets in the UK, the US Specially Designated Nationals And Blocked Persons List, the Consolidated United Nations Security Council Sanctions List, and the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions;

(d)	"Sanctions Proceedings" means any of the matters set out at Warranty 11.3;
(e)	"Sanctions Target" means a person or entity that is:

(i)	either listed on, or owned or (as applicable) controlled by (whether directly or indirectly) or acting on behalf of a person (or persons) listed on, a Sanctions List; or
(ii)	resident, domiciled or located in, or incorporated or organised under the laws of, a Sanctioned Territory; or
(iii)	otherwise identified by a Sanctions Authority as being subject to Sanctions; and
(f)	"Sanctioned Territory" means a country or territory that is subject to any Sanctions.
11.2	Neither the Company nor any of the Sellers is contravening, nor has contravened, any applicable Sanctions.
11.3

Neither the Company nor any of the Sellers, nor, so far as the Warrantors are aware, any of the directors, officers, employees or agents of the Company is or has in the period of three years prior to the date of this Agreement been engaged or involved in, or otherwise subject to, any of the following matters:

(a)	any litigation, arbitration, settlement or other proceedings (including alternative dispute resolution, criminal and administrative proceedings) in any jurisdiction; or
(b)

any investigation, inquiry or enforcement action (including the imposition of fines, public censure or penalties) by any governmental, administrative, regulatory or similar body or authority in any jurisdiction, in each case relating to, or in connection with, any actual or alleged contravention of applicable Sanctions.

11.4

No Sanctions Proceedings have been threatened or are pending against the Company or any of the Sellers or, so far as the Warrantors are aware, any of the directors, officers, employees or agents of the Company, and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such Sanctions Proceedings.

11.5	Neither the Company nor any of the Sellers (nor, so far as the Warrantors are aware, any of the directors, officers, employees or agents of the Company) is:
(a)	a Sanctions Target; or
(b)	engaging, or has engaged, in any conduct, operations, transactions or dealings that could reasonably be expected to result in it becoming a Sanctions Target.
11.6

Neither the Company nor any of the Sellers, nor, so far as the Warrantors are aware, any of the directors, officers, employees or agents of the Company, has in the period of three years prior to the date of this Agreement conducted or engaged, or is currently conducting or engaging in any operations, activities, transactions or dealings with, or for the benefit of, a Sanctions Target.

11.7	Neither the Company nor any of the Sellers is operating nor has any dealings in a Sanctioned Territory.
11.8

The Company has implemented, maintains and enforces adequate policies, procedures, training programmes, systems and controls designed to ensure compliance with applicable Sanctions by the Company and its directors, officers, employees or agents.

12.	Assets – general
12.1

The Company is the sole legal and beneficial owner of, has good and marketable title to and has exclusive possession and control of all of the assets included in the Accounts (except for those disposed of since the Accounts Date in the ordinary course of business), any asset acquired since the Accounts Date and all other assets used by the Company.

12.2	The Company has not purchased anything from any of its suppliers on terms that title does not pass to the Company until full payment is made or all indebtedness discharged.
12.3	All tangible non-current assets owned or used by the Company, including all plant and machinery and vehicles, are:
(a)	included in the asset register of the Company included and identified as such in the Data Room; and
(b)	in a good state of repair and condition and in satisfactory working order and have been regularly and properly serviced and maintained.
12.4	None of the tangible non-current assets owned or used by the Company, including all plant and machinery and vehicles, are:
(a)	surplus to the Company's requirements; or
(b)	unsafe, inefficient or obsolete; or
(c)	in need of renewal or replacement.
12.5

Maintenance contracts are in full force and effect in respect of all assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any leasing or similar agreement, and a true and complete copy of each maintenance contract is included and identified as such in the Data Room.

12.6	The current work in progress of the Company is adequate to maintain future cashflow and profitability at a level not less than that in the accounting period to which the Accounts relate.
12.7

The assets owned by the Company comprise all the assets necessary for the operation of the Company’s business in the manner in which such business was carried on at the Accounts Date and is carried on at the date of this Agreement.

13.	Property
13.1	Where the Property is held by the Company under any lease, tenancy or licence:
(a)	a true and complete copy of each relevant lease, tenancy or licence is included and identified as such in the Disclosure Bundle;
(b)	all covenants, conditions and agreements contained in the relevant lease, tenancy or licence have been complied with in all material respects;
(c)	there has been no complaint alleging any breach or any refusal to accept rent/licence fee;
(d)	there are no notices, negotiations or proceedings pending in relation to rent/licence fee reviews nor is any rent/licence fee liable at the date of this Agreement to be reviewed;

(e)	nothing has been done, or omitted to be done, which would give rise to an obligation to reinstate alterations to the Property or to any liability for dilapidations in respect of the Property; and
(f)	no relevant lease, tenancy or licence contains any provisions relating to a change of ownership or control of the issued share capital of the Company.
13.2

All licences, consents and approvals required from the landlord and any superior landlord under any lease of the Property and from any mortgagee have been obtained and the covenants by the tenant contained in such licences, consents and approvals have been duly performed and observed.

13.3

The Property is not subject (nor likely to become subject) to any agreement, covenant, restriction or condition (save as contained in any lease, tenancy or licence under which the Property is held by the Company) or any other matter which might adversely affect the Company's ability to continue to carry on its existing business from the Property in the same manner as at present and at the same cost.

13.4	Neither the Property, nor any other land which benefits the Property, is subject to an order, resolution or proposal for compulsory acquisition or any local land charge.
13.5

The Property benefits from all permanent and legally enforceable easements and other contractual rights necessary or appropriate for the continued use, enjoyment and maintenance of the Property by the Company for the purpose of its existing business carried on at or from the Property and all such easements and rights are on reasonable terms which (without limitation) do not entitle any person to terminate restrict or curtail them or impose any unusual or onerous conditions.

13.6	The Property is in an appropriate state of repair and condition for the Company to occupy and use for the purposes of its business.
13.7

The Property is not subject to any outgoings nor is the Company actually or contingently liable to pay any sums in relation to the Property other than the usual rates and water and sewerage charges and, in the case of leaseholds, rent, insurance premiums and service charges.

13.8

The Company has no actual or contingent liability or obligation in respect of any land or premises (other than the Property) or (in any capacity, including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, any land or premises (other than any current lease or licence of the Property).

14.	Intellectual property
14.1

In this Warranty 14.1, “Intellectual Property Rights” means patents, inventions, trade marks, service marks, domain names, business names, get up and designs; copyright and related rights; database rights; know how and trade secrets; and all other intellectual and industrial property rights which subsist in any part of the world, whether registered or not or capable of registration or not, including: all applications for and the right to apply for, claim priority and be granted any such rights; any renewals, extensions or restorations, and divisional, continuation and reissued applications of any such rights.

14.2	The Company does not own or have any proprietary interest in any:
(a)	registered Intellectual Property Rights or applications for such rights; or
(b)	material unregistered Intellectual Property Rights.

14.3

True and complete details of all material licences, agreements, authorisations and permissions (the “Licence Agreements”) under which the Company uses or exploits Intellectual Property Rights owned by any other person are included and identified as such in the Disclosure Bundle and all such rights are valid, subsisting and enforceable.

14.4

The Company does not require any Intellectual Property Rights, other than the rights it is entitled to use or exploit under the Licence Agreements, in order to carry on its current and proposed business and activities and to fulfil any currently existing plans or proposals.

14.5

The obligations expressed to be assumed by each party in each Licence Agreement constitute the legal, valid, binding and enforceable obligations of that party and each Licence Agreement has, where required, been duly recorded or registered.

14.6

The Company is not, and has never been, in default of any Licence Agreement and the Warrantors are not aware of anything which might lead to any such default or any default of any Licence Agreement by any other person.

14.7

The Company has not received or given any notice to terminate any Licence Agreement and the Warrantors are not aware of anything which might lead to the giving of any such notice.  The Warrantors are not aware of any reason to believe that any Licence Agreement will not be renewed when it expires on the same or substantially similar terms.

14.8

Except for its full corporate name, the Company does not use any other name for any purpose and the Warrantors are not aware of anything which might prevent the Company from continuing to carry on business under its corporate name in each relevant jurisdiction.

14.9	So far as the Warrantors are aware, the activities and affairs of the Company do not infringe and are not likely to infringe the Intellectual Property Rights of any other person.
14.10

The Company is not a party to any agreement or arrangement which imposes on it a restriction on the use or disclosure of any information, nor has it ever disclosed or made any unauthorised use of any confidential information of any other person.

14.11	The Company does not license or permit any other person to use or exploit any Intellectual Property Rights of the Company.
15.	Information technology
15.1	In this Warranty 15, “IT System” means all computer hardware and software and related documentation owned, used, leased or licensed by or to the Company.
15.2

Except for commercial off-the-shelf software and other similar third party software (Third Party Software), the Company is the sole legal and beneficial owner of the IT System free from encumbrances, and the Company has obtained all necessary rights from third parties to enable it to make unrestricted use of the IT System.  Any Third Party Software used by the Company is licensed to the Company on the terms of the relevant software licensor and the Company is not in breach of the terms of any such licences so far as the Warrantors are aware.

15.3	The material elements of the IT System:
(a)	are and have at all times (save for temporary pre-planned maintenance) been functioning properly and in accordance with all applicable specifications; and
(b)	are not, and have not been during the last three years, materially defective.

15.4

The Company has implemented appropriate procedures in accordance with good industry practice and all applicable regulatory requirements for ensuring the internal and external security of the IT System and the confidentiality and integrity of all data stored in it.

15.5

The Company has in place an appropriate disaster recovery plan with a reputable service provider which is in accordance with good industry practice and all applicable regulatory requirements and which would enable the business of the Company to continue without any material interruption if there were significant damage to, failure of or destruction of material elements of the IT System.

15.6

The Company has in place an appropriate data security breach and response plan, incident monitoring plan and business continuity plan relating to the use of the IT System, each of which is in accordance with good industry practice and all applicable regulatory requirements.

15.7

During the three-year period up to and including the date of this Agreement, the Company has not suffered any event having an actual adverse effect on the security of material elements of the IT System and a significant impact on the continuity of the business of the Company or breached any applicable regulatory requirements (including any reporting requirement) in relation to any such event or impact.

15.8

The Company is not, or has not been, an operator of essential services or a relevant digital service provider as defined in the Network and Information Systems Regulations 2008 (SI 506/2018) and has no reason to believe it would be so classified in the future.

15.9	True and complete details are included and identified as such in the Data Room of all:
(a)	domain names registered by or on behalf of the Company in any part of the world; and
(b)	wikis, blogs, microblogs, social networking accounts and other forms of social media used by the Company.
16.	Data protection
16.1	In this Warranty 16:
(a)

"Data Protection Laws" means all laws relating to data protection and privacy which are from time to time applicable to the Company, including: (i) the UK Data Protection Act 2018 and the UK GDPR; (ii) the EU GDPR and all related national laws, regulations and secondary legislation made under or implementing the EU GDPR; (iii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 and all other applicable national laws and secondary legislation made under or implementing European Directive 2002/58/EC; in each case as amended, replaced or updated;

(b)	"Controller", "Data Subject", "Personal Data Breach", "Processing" and "Processor" have the meanings given in Article 4 of the UK and EU GDPR;
(c)	"EU GDPR" means the General Data Protection Regulation (EU) 2016/679;
(d)

"Supervisory Authority" means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner's Office in the UK; and

(e)	"UK GDPR" means the EU GDPR as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018.

16.2	The Company has at all times complied with Data Protection Laws in all respects.
16.3	The Company has issued appropriate information notices to all Data Subjects to the extent and form and at the time required by Data Protection Laws.
16.4	Where the Company is acting as a Processor, it has only Processed Personal Data in accordance with the instructions of the applicable Controller and has not further Processed such Personal Data.
16.5

The Company has appointed a data protection officer or similar officer if required to do so by Data Protection Laws, and true and complete details of such appointment are included and identified as such in the Data Room.

16.6

The Company has at all times implemented and maintained appropriate technical and organisational measures which ensure a level of security appropriate to the risk represented by the Processing and the nature of the Personal Data.

16.7

So far as the Warrantors are aware, the Company has not, nor have the Company or any of the Sellers been informed that any of its Processors have, in the three years preceding the date of this agreement suffered any Personal Data Breach that required notification to the Supervisory Authority or the relevant data subject pursuant to Data Protection Laws.

16.8

The Company has entered into and maintained valid written agreements with all Processors engaged by the Company to Process Personal Data on its behalf, true and complete copies of which are included and identified as such in the Data Room. Neither the Company nor any other party are in breach of any such agreement.

16.9

The Company has entered into valid written agreements with all third parties on whose behalf the Company Processes Personal Data, true and complete copies of which are included and identified as such in the Data Room. Neither the Company nor any other party are in breach of any such agreement.

16.10

The Company has not disclosed or transferred any Personal Data (nor been responsible for the disclosure or transfer of any Personal Data) to any country outside of the European Economic Area or the UK, other than as permitted under EU GDPR or the UK GDPR.

16.11

The Company has complied with all valid requests made by a Data Subject to exercise any right that he or she may have in relation to Personal Data in accordance with the requirements of Data Protection Laws, and there are no such requests outstanding at the date of this Agreement.

16.12	The Company has not received any:
(a)

notice, request, correspondence or other action under Data Protection Laws, or other communication from any Supervisory Authority, or been subject to any data protection enforcement action (including any fine or other sanction); or

(b)

claim, complaint, correspondence or other communication from or on behalf of a Data Subject or any other person claiming a right to compensation under Data Protection Laws, or alleging any breach of Data Protection Laws, and, so far as the Warrantors are aware, there are no facts, matters or circumstances that may lead to any such notice, request, investigation, correspondence, communication, claim, complaint or enforcement action.

17.	Employment
17.1	In this Warranty 17, "Employee" means employees and workers, within the meanings given to those terms respectively in section 230 of the Employment Rights Act 1996.
17.2

The schedule of employees disclosed and identified as such in the Data Room gives true anonymised particulars of each of the current Employees and the principal terms of their contracts, including (where applicable) job title, place of work, length of service, notice period, identity of their employer or the company engaging them, remuneration or fee payable and other benefits (including any bonus or other incentive schemes), and their status as employee or worker.

17.3

Details of all persons or entities who are not Employees, including all current and past independent contractors, have been disclosed in the Disclosure Bundle, together with their terms of engagement, including (but not limited to), the company that engages them, the remuneration of each individual, the length of notice necessary to terminate each agreement or if a fixed term, the expiry date of the fixed term and details of any previous renewals, any country in which the individual provides the services (if the individual provides services outside of England and Wales) and the law governing the agreement (if the individual provides services wholly or mainly outside of England and Wales).

17.4

The schedule of current and past contractors who have been supplied by the Company to its clients as part of an onward supply of services or goods and services, and/or been engaged (directly or indirectly) by the Company, to provide services after 6 April 2021 (whether by agreement before or after that date), and who fall within the scope of Chapter 10 of Part 2 of the Income Tax (Earnings and Pensions) Act 2003, disclosed and identified as such in the Disclosure Bundle gives true particulars of each of such contractor, including:

(a)

whether or not a status determination statement in accordance with Chapter 10 of Part 2 of the Income Tax (Earnings and Pensions) Act 2003 has been made in respect of each such contractor (and details of such statement including the reasons for that determination); and

(b)

that income tax and national insurance contributions are being, and have been, deducted and paid to or for HM Revenue & Customs in respect of each such contractor insofar and to the extent as was or is required by Chapter 10 of Part 2 of the Income Tax (Earnings and Pensions) Act 2003 (including details of by whom such deductions and payments are being made).

17.5

Any status determination statement made by the Company under Chapter 10 of Part 2 of the Income Tax (Earnings and Pensions) Act 2003 has been made with reasonable care and skill, been notified to the relevant contractor and their intermediary, and the Company has responded to any challenges to such a determination by the worker or their intermediary (as defined in that Chapter) within 45 days and has allowed and considered such challenges where they were notified to the Company.

17.6

The Company has either passed on or supplied any status determination statement under Chapter 10 of Part 2 of the Income Tax (Earnings and Pensions) Act 2003 to a person who is lower in the contractual chain between client and intermediary (as defined in said Chapter), or where the Company had or has a contract with the relevant intermediary, deducted income tax and national insurance contributions and paid income tax and national insurance contributions to or for HM Revenue & Customs, insofar and to the extent as was or is required by that Chapter.

17.7	No offer of a contract has been made by the Company to, but not yet accepted by, any individual who would thereby become an Employee.
17.8	No current officer or Employee of the Company has given or received notice terminating his appointment or contract.

17.9

Neither the sale of the Sale Shares to the Buyer nor Completion will entitle any officer or senior Employee to receive any payment or other benefit or, so far as the Warrantors are aware, result in any officer or senior Employee leaving the Company (other than the Options).

17.10

True anonymised but otherwise complete copies of all terms of employment and contracts relating to the current Employees, and all staff handbooks, policies, procedures and similar documents applicable to the Employees including all recognition, procedural, collective and other agreements between the Company and any trade union or other representative body are included and identified as such in the Data Room.

17.11	No person is or has at any time been, or claimed to be, an employee shareholder in relation to the Company within the meaning given by Section 205A of the Employment Rights Act 1996.
17.12	No individual has become, or ceased to be, an Employee since the Accounts Date.
17.13	Since the Accounts Date (or, if later, the date on which the officer was appointed or the Employee was engaged, as the case may be):
(a)	no change has been made in the rate of remuneration or any benefits of any officer or Employee of the Company; and
(b)	no change has been made in any other terms of employment or engagement of any officer or Employee of the Company.
17.14	Since the Accounts Date, no bonus, profit share or similar payment has been made to any officer or Employee of the Company (and no agreement or arrangement has been made for any such payment).
17.15	The Company does not have any legal or other obligation:
(a)

to make any payment to or on behalf of, or to confer any benefit on, any officer or Employee (other than as set out in the schedule of employees referred to in Warranty 17.2 or the contracts referred to in Warranty 17.10) save for reimbursement of expenses properly incurred for the purposes of the Company; or

(b)	to change the rate of remuneration or benefits of or otherwise vary the contract of any officer or Employee; or
(c)	to make any bonus or incentive payment to or on behalf of any officer or Employee at any future date; or
(d)	to make any payment or confer any benefit in connection with the actual or proposed termination or suspension of any officer or Employee.
17.16

No negotiations for any increase in the remuneration or benefits of any officer or Employee of the Company are current or would, in the normal course of events, take place within six months after Completion.

17.17	There is no contract between the Company and any Employee which is not determinable by the Company by eight weeks' notice or less without payment of compensation (save as provided by statute).
17.18

The Company does not have in existence or participate in and is not proposing to introduce or participate in any share incentive, share option, profit-sharing or similar scheme for all or any of its officers or Employees.

17.19

No employment related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003 have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with the Company.

17.20

No securities, options over securities or interests in securities (not falling within Warranty 17.19) have been issued, granted or transferred to any officer or Employee (or any of their respective nominees or associates) which may give rise to a liability of the Company to account for PAYE income tax or national insurance contributions (or equivalent liabilities in any other jurisdiction).

17.21

There are no employee benefit trusts, family benefit trusts or similar arrangements established by the Company under which any officer or Employee (or any of their respective nominees or associates) may benefit.

17.22

There are no outstanding claims or complaints against the Company by any officer or Employee of the Company or any dispute between the Company and a material number or class of Employees or any trade union or association representing employees and the Warrantors are not aware of anything likely to give rise to any such claim, complaint or dispute.

17.23

Since the Company was incorporated, there have been no allegations, complaints or claims of sexual harassment made against any current or former officer or Employee of the Company and, as far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any such allegations, complaints or claims.

17.24

The Company has appropriate policies, procedures and systems in place to enable Employees to report any incidents, allegations, complaints or claims of sexual harassment and these policies, procedures and systems have been properly implemented.

17.25	The Company is not a party to a settlement agreement with a current or former officer or Employee of the Company related to allegations of sexual harassment by any officer or Employee of the Company.
17.26	No Employee has been dismissed within the period of six months prior to the date of this Agreement.
17.27	No past Employee, and no Employee absent on maternity leave, sick leave or on other grounds, has a right to return to work or has or may have a right to be reinstated or re-engaged by the Company.
17.28

No officer or Employee of the Company is the subject of disciplinary proceedings or has received an oral or written warning (other than a warning that has lapsed) or has brought or is the subject of a grievance under the Company's grievance procedure.

17.29	The Company has not made or arranged any loan to, and is not owed moneys by, any of its officers or Employees.
17.30

There are no sums owing by the Company to any of its officers or Employees other than reimbursement of expenses properly incurred for the purposes of the Company, salaries or wages for the current period and holiday pay for the current holiday year.

17.31	There is no plan, scheme, commitment or practice relating to redundancy affecting any Employee which is more generous than that required by applicable legislation.
17.32	The Company has, in relation to each of its officers and Employees:
(a)	complied with all legal and other obligations imposed on it;

(b)	complied with all relevant codes of practice and conduct; and
(c)	maintained adequate and suitable records in accordance with applicable law.
17.33	Each Employee who requires permission to work in the UK has current and appropriate permission to work in the UK.
17.34	The Company has not been the transferee or transferor in any transfer of employment to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 apply.
18.	Pensions
18.1	In this Warranty 18, the "Pension Scheme" means the Company's NEST Pension Scheme with ID number EMP001900395.
18.2

Other than the Pension Scheme, there is no superannuation, retirement benefit or other fund, scheme or arrangement to which the Company contributes, has ever been or could become liable to contribute under which any current or former employee or director of the Company or the surviving spouse or civil partner, child or dependant of any such employee or director is or could become entitled to benefits of any kind upon retirement, death, incapacity, sickness, accident or disability or on the attainment of a specified age or the completion of a specified number of years of service (whether or not individual is or continues in service), and the Company is not and could not become under any legal liability or voluntary commitment to pay or provide such a benefit other than through the Pension Scheme.

18.3

The Company has not, during the period of three years preceding the date of this Agreement, made any ex-gratia payments to any of its former employees or directors or to the surviving spouse or civil partner, child or dependant of any such employee or director nor is it under any moral obligation to make any such payments in the future.

18.4	Materially full and accurate details are included and identified as such in the Data Room of the Pension Scheme and of the Company's obligations and liabilities under it, including:
(a)

full and accurate copies of all trust deeds, rules and other documents governing the scheme of current effect and of the most recent actuarial valuation (including any schedule of contributions, recovery plan and statement of funding principles and statement of investment principles) and trustee report and accounts;

(b)	materially full and accurate copies of all announcements and explanatory literature;
(c)

materially full and accurate data sufficient to establish the contributions payable by the Company to the Pension Scheme and the benefits payable to or in respect of any person, including details of any discretionary policies or practices in relation to the Pension Scheme or the benefits under it (including in relation to enhanced or additional benefits, for example in connection with redundancy) and details of any applications for ill-health benefits; and

(d)	full and accurate copies of any contracts for the supply of services or contracts of insurance to or in respect of the Pension Scheme.
18.5

The Company has not promised or announced any change to the Pension Scheme or the benefits payable under it or the contributions payable to it and has not promised or announced the introduction of any new scheme or arrangement for the provision of benefits such as are referred to in Warranty 18.2.

18.6

The only benefits provided under the Pension Scheme are money purchase benefits within the meaning of section 181 of the Pension Schemes Act 1993 and there is no obligation on the Company to ensure that the benefits equate to any particular amount, and the rate at which the Company contributes to the Pension Scheme has been disclosed to the Buyer, and all amounts payable to or in respect of the Pension Scheme (including any fees, expenses, insurance premiums and taxes) have been paid and there are no such amounts relating to any of them which have been incurred but have not become payable.

18.7	No discretion or power has been exercised under the Pension Scheme to augment any benefit or provide a benefit which would not otherwise be provided.
18.8

No current or former employee of the Company who became an employee as the result of a transfer to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 apply was before that transfer a member of an occupational pension scheme under which he was entitled to benefits other than benefits for old age, invalidity or survivors.

18.9	The Pension Scheme is a registered pension scheme for the purposes of Part 4 of the Finance Act 2004 and there are no grounds on which the Pension Scheme might be de-registered.
18.10	The Pension Scheme is not, and has never been, a salary related contracted-out scheme within the meaning of the Pension Schemes Act 1993.
18.11

The Company has at all times complied with its obligations under the Pension Scheme, with all other legal and regulatory requirements (including those relating to equal treatment, access to membership and data protection) in relation to the Pension Scheme.

18.12

The Pension Scheme has at all times complied with all legal and regulatory requirements (including those relating to equal treatment, access to membership and data protection) and been operated in accordance with its governing documentation and trust law.

18.13	The Company:
(a)

has not been issued with a contribution notice under section 38, or a financial support direction under section 43, of the Pensions Act 2004 and there are no circumstances likely to give rise to such notice or direction; and

(b)

is not and has not been an employer in relation to an occupational pension scheme for the purposes of sections 38 or 43 of the Pensions Act 2004 and is not and has not been connected with, or an associate of, such an employer.

18.14

There is no amount that is treated under section 75 of the Pensions Act 1995 as a debt due from the Company to the trustees of any occupational pension scheme, and the Company is not a "former employer" of such a scheme for the purposes of regulations made under that section.

18.15

Save for routine and undisputed claims for benefit, no claim, dispute, complaint or investigation (including ombudsman proceedings or investigation by the Pensions Regulator) has arisen or been threatened in relation to the Pension Scheme or the provision of benefits to or in respect of any current or former employee or director of the Company and there is no reason why any such claim, dispute, complaint or investigation should arise.

18.16	The Company has complied fully, insofar as it applies, with its obligations under:
(a)	section 3 of the Welfare Reform and Pensions Act 1999 to provide access to a stakeholder pension scheme before 1 October 2012 and Regulation 24 of the Stakeholder Pension

Schemes Regulations 2000 in respect of any employee contributions to the designated stakeholder pension scheme; and

(b)

the auto-enrolment duties under the Pensions Act 2008 and regulations thereunder (and the Pension Scheme is a qualifying scheme or an automatic enrolment scheme, as the case may be, for the purposes of the Pensions Act 2008).

Part 3

Tax Warranties

1.	General
1.1

All notices, returns, reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other information required by law to have been submitted by the Company to any Tax Authority for the purposes of Tax have been made on a proper basis, contained all information required by law, were submitted within applicable time limits and were accurate and complete in all material respects.

1.2

None of the above is, or is likely to be, the subject of any dispute with, or the subject of any enquiry by, any Tax Authority. There are no circumstances which make it likely that any such dispute or enquiry will commence.

1.3	All Tax for which the Company has been liable to account, has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.
1.4

The Company has not been subject to any enquiry, non-routine audit, investigation, discovery or access order by any Tax Authority and so far as the Sellers are aware no circumstances exist which make it likely that any such enquiry, audit, investigation, discovery or access order will be made. In the last six years, no assessment or reassessments in respect of Tax have been issued to the Company and are outstanding.

1.5

The Company has maintained complete and accurate records, invoices and other information in relation to Tax; such documents meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

1.6	The Company is not and has never been a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998.
1.7

All Tax and national insurance contributions deductible under the PAYE system, the construction industry scheme and/or any other Tax Statute, and all other deductions in respect or on account of Tax, have, so far as required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Tax Authority on or before the date of this Agreement have been so paid.

1.8

No payments or loans have been made to, or assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA 2003, and there is no trust or arrangement capable of conferring any such a benefit.

1.9

No Tax Authority has operated or agreed to operate any special arrangement, concession, agreement or practice (being one not based on relevant legislation or published practice) in relation to the affairs of the Company.

1.10

No transaction in respect of which any consent or clearance from any Tax Authority was required or sought has been entered into or carried out by the Company without such consent or clearance having been properly obtained. Any transaction for which such consent or clearance was obtained has been carried out in accordance with the terms of such consent or clearance and the application in respect of which such consent or clearance was based and at a time when such consent or clearance was valid and effective.

1.11

The Accounts make full provision or reserve within generally accepted accounting principles for all Tax for which the Company is accountable at that date. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.

1.12

Since the Accounts Date, the Company has not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before on or after the date hereof) any liability to Tax of the Company has arisen (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on actual income (and not chargeable gains or deemed income) of the Company, PAYE or VAT arising from transactions entered into in the ordinary course of business of the Company.

2.	Chargeable gains

The book value shown in, or adopted for the purposes of, the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of the Taxation of Chargeable Gains Act 1992 ("TCGA 1992").

3.	Capital losses

Details of all capital losses available for carry-forward by the Company are set out in the Disclosure Letter.

4.	Continuing obligations

All sums of a revenue nature (including rents, interest, management charges and annual payments) payable by the Company pursuant to an obligation incurred by it before the Accounts Date and which will continue to bind the Company after Completion have been and will continue to be fully deductible for the purposes of corporation tax (or any corresponding tax on profits in any relevant foreign jurisdiction), either in computing the profits of the Company or in computing the corporation tax or corresponding Tax chargeable on it.

5.	Capital allowances
5.1

The aggregate book value of each of the assets, or as the case may be, each pool of assets of the Company, on which an entitlement to allowances in respect of capital expenditure has arisen, shown in or adopted for the purposes of the Accounts does not exceed the aggregate residue of qualifying expenditure or written down value attributable to such assets, or as the case may be, each pool of assets.

5.2	No election has been made by the Company that has changed the amount or rate of capital allowances that the Company could claim but for such election.
5.3

The Company has not claimed first-year tax credits within the meaning of Schedule A1 of the Capital Allowances Act 2001 ("CAA 2001"), business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001 or owned at the Accounts Date any asset which, if disposed of at the date of this Agreement for consideration equal to its net book value as included in the Accounts, would give rise to a balancing charge or clawback of allowances.

6.	Employment taxes

For the purpose of this paragraph 6, the term "EMI Option" means the Options granted to the Option Holders, full details of which have been provided to the Buyer, intended to qualify as an Enterprise Management Incentive option within the meaning of Schedule 5 of the Income Tax (Earnings and Pensions) Act 2003.

6.1

The Company has deducted Tax as required by law from all payments to or treated as made to or benefits provided for employees, officers, ex-employees, ex-officers of and persons rendering services to the Company and has within the appropriate time limits accounted to the relevant Tax Authority for all such Tax deducted and has paid to the relevant Tax Authority all Tax and contributions payable in respect of such payments or benefits.

6.2

The Company has fulfilled all of its obligations with respect to all returns and notices relating to employment-related securities that are required to be filed with any authority in any jurisdiction in connection with the acquisition and holding of the any employment-related securities in the Company by any employees, officers, ex-employees, ex-officers of and persons rendering services to the Company and all such returns and notices filed were timely filed and complete and accurate in all material respects.

6.3

Other than the EMI Options, there are no employment related securities, interests in securities or securities options (as those terms are defined in Part 7 of ITEPA 2003) held by employees or officers of the Company (including any person who was or is a former or prospective officer or employee of the Company and including any associated person as defined in section 421C of ITEPA 2003) and no shares in the Company have been acquired by any such person otherwise than pursuant to an income tax and national insurance free exercise of a qualifying EMI option as aforesaid.

6.4	No disqualifying event (as referred to at sections 533 et seq Income Tax (Earnings & Pensions) Act 2003) has occurred in relation to any such share option as is referred to at paragraph 6.3.
6.5

All EMI Options have been granted with an exercise price per ordinary share of £0.001 no less than the actual market value of an ordinary share of £0.001 on the relevant date of grant as agreed with HMRC.

6.6

The Company has never established any trust for the benefit of any person (or any of their respective nominees, family members, associates, companies or connected persons) who is, or has been, an employee of, officer of or person rendering services to the Company, or contributed any funds or assets to any trust the beneficiaries of which are defined by reference to employment or office holding with the Company or provision of services thereto, or any arrangements which are or may be subject the provisions of Part 7A Income Tax (Earnings and Pensions) Act 2003 ("ITEPA") (employment income provided through third parties).

6.7

No payments or loans have been made to, no assets have been made available or transferred to, and no assets have been earmarked, however informally, for the benefit of, any person (or any of their respective nominees, family members, associates, companies or connected persons) who is, or has been, an employee of, officer of or person rendering services to the Company by an employee benefit trust or other third party, falling within the provisions of Part 7A of ITEPA.

6.8	The Sale Shares do not fall within the "restricted securities tax regime" under Chapter 2 of Part 7 of the ITEPA.
6.9

All securities acquired in the Company by any person who is, or has been, an employee of, officer of or person rendering services to the Company have been acquired at their unrestricted market value (as defined in section 428 ITEPA) as determined by an independent valuation expert or, otherwise, in compliance with the requirements of the Memorandum of Understanding between the British Venture Capital Association and HM Revenue & Customs on the income tax treatment of managers' equity investments in venture capital and private equity backed companies dated 23 July 2003.

6.10	Each individual holder of securities in the Company has entered into an election under section 431 of ITEPA within 14 days of acquiring those securities.
6.11

All payments made by the Company in relation to services provided by an individual through an Intermediary (as defined by Section 49(1)(b) ITEPA) have been paid directly to the Intermediary, rather than the individual, based on an invoice from the Intermediary and all contractors providing (or who have at any time provided) services to the Company in the UK (or from the UK) are and were at all relevant times engaged by the Company through a personal service company, rather than the Company engaging any contractors directly.

6.12

None of the Company, or any employee benefit trust or other third party has made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director, officer or employee, or former director, officer or employee (or associate of any of the foregoing) of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Tax purposes, whether up to or after the Accounts Date.

6.13	The Company does not participate in a scheme under section 713 of ITEPA 2003.
6.14

There are no trusts or other arrangements in place, whether funded or established by the Company or of which the Sellers are aware, under which any employees or former employees of the Company or any persons associated with such employees or former employees can obtain a benefit in any form.

7.	Distributions and other payments
7.1

No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of the CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in its statutory financial statements, and the Company is not bound to make any such distribution.

7.2	The Company has never been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of CTA 2010 (demergers).
8.	Loan relationships

All financing costs, including interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of section 302 of the CTA 2009 are eligible to be brought into account by the Company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Company.

9.	Close companies

No loans or advances have ever been made, or agreed to be made by the Company within sections 455, 459 and 460 of CTA 2010. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

10.	Intangible assets
10.1

The Disclosure Letter sets out the amount of expenditure, as reduced by any claim under section 791 of CTA 2009, on each of the intangible fixed assets, within the meaning of Part 8 of CTA 2009, of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

10.2

No claims or elections have been made by the Company under Chapter 7 of Part 8 of CTA 2009 (Part 7 of Schedule 29 to the Finance Act 2002), or section 827 of CTA 2009 (paragraph 86 of Schedule 29 to the Finance Act 2002) in respect of any intangible fixed asset of the Company.

10.3	The Company does not hold and has never held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.
11.	Company residence and overseas interests
11.1

For corporation tax purposes, the Company is and has at all times been resident solely in the United Kingdom, and the Company has not, at any time, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other Tax purposes.

11.2	The Company does not hold, nor has ever held, shares in a company which is not resident in the UK, a material interest in an offshore fund, or a permanent establishment outside the UK.
11.3

No claim or notice has been received by the Company from a Tax Authority of any jurisdiction where such company does not file Tax returns, alleging that the Company is or may be subject to Tax by or required to file Tax returns in that jurisdiction.

12.	Transfer pricing
12.1

All transactions or arrangements made by the Company have been made on arm's length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements.

12.2	The Company has prepared and maintains such documents and records as are necessary or desirable to demonstrate that it has complied with its obligations under relevant transfer pricing legislation.
13.	Anti-avoidance
13.1

The Company has never been a party to, nor has it otherwise been involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under the PAYE system.

13.2

The Company has never been a party to or otherwise been involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that it could be liable to Tax as a result of the principles in W. T. Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases, or as a result of the principles in Halifax (C-255/02) as developed in subsequent cases.

13.3

The Company has never entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004, any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the Value Added Tax Act 1994 ("VATA 1994").

13.4	No person, acting in the capacity of an Associated Person (as defined in section 44(4) of the Criminal Finances Act 2017 (“CFA 2017”)) of the Company has committed:
(a)	a UK tax evasion facilitation offence under section 45(5) of the CFA 2017; or
(b)	a foreign tax evasion facilitation offence under section 46(6) of the CFA 2017.
13.5

The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of CFA 2017.

13.6

Neither the Company nor any of its Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the CFA 2017, and no such investigation, inquiry or enforcement proceedings have been threatened or are pending and so far as the Sellers are aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

14.	Secondary liabilities
14.1

The Company is not, and will not become, pursuant to any arrangements entered into prior to Completion, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

14.2

The Company has not entered into any indemnity, guarantee or covenant under which it has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

15.	Inheritance tax
15.1	The Company has never:
(a)	made any transfer of value within sections 94 and 202 of Inheritance Tax Act 1984 ("IHTA 1984"); or
(b)	received any value such that liability might arise under section 199 of IHTA 1984; or
(c)	been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.
15.2

No asset owned by the Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of the Inheritance Tax Act 1984 (IHTA 1984) or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984 or any equivalent sale, mortgage or charge imposed in any other jurisdiction.

16.	Value Added Tax
16.1	The Company is a taxable person and is registered for the purposes of VAT with quarterly prescribed accounting periods.
16.2	All supplies made by the Company or any Subsidiary are taxable supplies. Neither the Company nor any Subsidiary has been, or will be, denied full credit for all input tax paid or suffered by it.

16.3

The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has it exercised any option to tax under Part 1 of Schedule 10 to the VATA 1994.

17.	Stamp duty and stamp duty land tax
17.1

Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at the date of this Agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

17.2	Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.
17.3

The Company has duly paid all stamp duty land tax for which it has been liable and has duly delivered to HM Revenue & Customs within the applicable time limits all returns required to be delivered by it to HM Revenue & Customs.

17.4	The Company has never claimed any relief or exemption from stamp duty or stamp duty land tax.
17.5

The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before the date of this agreement in respect of which the Sellers are aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Tax Authority and/or a payment of stamp duty land tax made on or after the date of this Agreement.

18.	Construction Industry Sub-Contractors' Scheme

The Company is not required to register as a Contractor under the provisions of section 59 of the Finance Act 2004 and the expenditure incurred by each of the Company on construction, refurbishment and fitting-out works in each of the three years ending on the Accounts Date is less than £1 million.

19.	COVID-19
19.1

No employee or officer of the Company has been required to carry out their duties in a jurisdiction other than their usual jurisdiction of residence, or other than the jurisdiction in which they typically carry out their duties, as a result of COVID-19 related travel restrictions.

19.2	The Company has not benefitted from any of the measures introduced by the government to assist businesses with their tax affairs in response to the COVID-19 pandemic (measures).
19.3

There has been no change in the nature of the trading activities carried on by the Company as a result of the COVID-19 pandemic (including a change in the goods or services or the outlets from which supplies are made).

Schedule 6

Tax Covenant

1.	Definitions and Interpretation
1.1	For the purposes of this Tax Covenant:

"Accounts Relief" means:

(a)	any Relief that has been shown as an asset in the Completion Accounts; or
(b)	any Relief that has been taken into account in computing (and so reducing or eliminating):
(i)	taxable profits for the purposes of the Completion Accounts; or
(ii)	any provision for deferred tax in the Completion Accounts (or which, but for such Relief, would have appeared in the Completion Accounts).

"Buyer's Relief" means:

(a)	any Accounts Relief;
(b)	any Relief which arises in connection with any Event occurring after Completion; and
(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer's Tax Group other than the Company.

"Buyer's Tax Group" means the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose;

"CTA 2009" means the Corporation Tax Act 2009;

"CTA 2010" means the Corporation Tax Act 2010;

"Employment Related Security" and "Employment Related Security Options" have the meanings in sections 421B(8) and 471(5) ITEPA 2003 respectively, and shall include, without limitation the Sale Shares or any right to acquire the Sale Shares;

"Event" includes (without limitation), the expiry of a period of time, the Company becoming or ceasing to be associated or connected with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this Agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date;

"IHTA 1984" means the Inheritance Tax Act 1984;

"ITEPA 2003" means the Income Tax (Earnings and Pensions) Act 2003;

"Liability for Tax" means:

(a)

any liability of the Company to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons, in which case the amount of the Liability for Tax shall be the amount of the payment;

(b)	the Loss of any Accounts Relief in which case the amount of the Liability for Tax will be:
(i)

(except any Accounts Relief to which sub-paragraph (ii) below applies) the amount of Tax which would (on the basis of Tax rates current at the date of Completion) have been saved but for such Loss, assuming for this purpose that the Company (as the case may be) had sufficient profits or was otherwise in a position fully to use the Relief; or

(ii)	in respect of an Accounts Relief which comprises a right to repayment of Tax or to a payment of or in respect of Tax, the amount of the repayment or payment; or
(c)

the use or setting off of any Buyer’s Relief in circumstances where, but for such use or set off, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Warrantors under this Tax Covenant, in which case the amount of the Liability for Tax shall be the amount of Tax for which the Warrantors would have been liable but for such utilisation or set off;

"Loss" means any absence, failure to obtain, non-existence, unavailability, reduction, modification, loss, counteraction, nullification, disallowance, liability to repay (whether in whole or in part) or clawback for whatever reason;

"Overprovision" means the amount by which any provision for Tax (other than deferred tax) in the Completion Accounts is overstated (applying the policies and terms on which the Completion Accounts were prepared in accordance with Schedule 4 to this Agreement), except where that overstatement arises due to:

(a)	a change in law;
(b)	a change in the accounting bases on which the Company values its assets; or
(c)	a voluntary act or omission of the Buyer or the Company,

that, in each case, occurs after Completion;

"PAYE" means Pay-As-You-Earn;

"Relief" includes any loss, relief, allowance, credit (including any R&D tax credit or payable R&D tax credit), exemption or set off in respect of Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax (including any interest and/or repayment supplement in respect of such Tax);

"Saving" means the reduction or elimination of any liability of the Company to make an actual payment of corporation tax (at a time when the Company is a member of the Buyer's Tax Group) for which the Warrantors would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Tax for which the Warrantors have made a payment under paragraph 2 of this Tax Covenant;

"Tax" or "Taxation" means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies,

withholdings or liabilities wherever chargeable and whether of the United Kingdom or any other jurisdiction (including, for the avoidance of doubt, national insurance contributions in the United Kingdom and corresponding obligations elsewhere and any charge to tax provided for in Part 10 CTA 2010, but excluding water rates, local authority business rates or any similar charges) and any penalty, fine, surcharge, interest, charges or costs relating thereto or to any late or incorrect return in respect of any of them;

"Tax Authority" means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the United Kingdom or elsewhere;

"Tax Authority Claim" means any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, self-assessment or other occurrence from which it appears that the Buyer or the Company is or may be subject to a Liability for Tax or other liability or circumstance in respect of which the Warrantors are or may be liable under this Tax Covenant or for breach of any Tax Warranty;

"Tax Statute" means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

"TCGA 1992" means the Taxation of Chargeable Gains Act 1992; and

1.2

References in this Tax Covenant to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to any Tax Statute  to have been or treated or regarded as earned, accrued or received.

1.3

It shall be assumed for the purposes of this Tax Covenant (and in particular for calculating any Liability for Tax or any Relief) that the date of Completion is the end of an accounting period of the Company for the purposes of section 10 CTA 2009 and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing liability or making any calculation required under this Tax Covenant.

1.4	References in this Tax Covenant to a repayment of or a payment in respect of Tax shall include any repayment supplement or interest or associated receipt in respect of it.
1.5

Any liability of the Company to repay in whole or in part (together with any liability to pay any interest, fine or penalty in respect of such repayment) any R&D payable tax credit (or other tax credit received), whether repayment is effected by way of payment, set-off, credit or otherwise, shall be treated as a Liability for Tax within paragraph (a) of the definition of that term.

1.6

Any Loss of an Accounts Relief, in circumstances where the Accounts Relief is the right to any R&D payable tax credit (or other tax credit), together with any interest in respect thereof, shall be treated as the Loss of a "payment in respect of Tax".

1.7

In this Tax Covenant, reference to any Event shall include the combined result of two or more Events, the first of which has taken place or the commencement of which has occurred on or before Completion, and for the avoidance of doubt this shall include the combined result of Events all occurring on or before Completion and the combined result of Events where more than one Event occurs on or before Completion.

1.8

Any stamp duty which is charged on any document, or, in the case of a document which is outside the United Kingdom, any stamp duty which would be charged on the document on the assumption that it was brought into the United Kingdom on the day before Completion, which is necessary to establish the title of the Company to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax in consequence of an Event arising on the last day on which, having regard to the assumption above, it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2.	Covenant
2.1	The Warrantors covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Warrantors shall be jointly and severally liable to pay to the Buyer an amount equal to any:
(a)

Liability for Tax resulting from or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion;

(b)

Liability for Tax resulting from or by reference to an Event occurring, or any income profits or gains earned, accrued or received, at any time and for which the Company is liable as a result of having at any time before Completion been under the control of any person or associated with any person for any Tax purpose and that person or any other person failing to discharge any Tax liability;

(c)

Liability for Tax which arises as a result of any Event which occurs after Completion pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of its business or otherwise than on arm's length;

(d)

Liability for Tax which arises as a result of any person (other than the Company or another member of the Buyer's Tax Group), making a payment or loan to, or making available, transferring or earmarking (however informally) any assets to or for the benefit of any person to the extent that, and in the circumstances where, such payment constitutes remuneration for acts undertaken for, or services rendered to, the Company by any current or former officer or employee of the Company on or before Completion;

(e)

liability of the Buyer or the Company to pay or account for income tax, national insurance contributions (employee's and/or employer's) and/or social security contributions, and/or apprenticeship levy, together in each case with any related interest and/or penalties, which arises at any time in respect of any officer or employee or former officer or employee of the Company, and whether payable under the PAYE system or otherwise, and which relates to:

(i)

the acquisition, assignment, exercise, disposal or variation of any Employment Related Securities Option or other right to acquire Employment Related Securities or an interest in Employment Related Securities granted before Completion;

(ii)

the acquisition, disposal, variation, conversion or any other Event occurring in respect of any Employment Related Securities or interest in any Employment Related Securities acquired on or before Completion;

(iii)

the acquisition, disposal, variation, conversion or any other Event occurring in respect of any Employment Related Securities or interest in Employment Related Securities acquired after Completion as a result of the exercise of any

Employment Related Securities Option or right or the vesting of any interest granted on or before Completion; or

(iv)

the failure after Completion by any officer or employee or former officer or employee of the Company to make good to the Company after Completion any income tax which should have been accounted for by the Company in respect of any notional payment as defined in section 222 ITEPA 2003 and arising in respect of any Employment Related Securities, Employment Relates Securities Options, rights or interests referred to in any of sub-paragraphs (i) to (iii) above;

(f)	Liability for Tax which is a liability for inheritance tax which:
(i)

is a liability of the Company and arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring); or

(ii)	has given rise at Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares or any of the assets of the Company; or
(iii)

gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Sale Shares in or any of the assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion;

(g)

liability of the Company to make a payment or repayment of a sum equivalent to, or calculated by reference to, another person's Tax liability where the liability of the Company arises under any indemnity, covenant, warranty, guarantee or election entered into or created on or before Completion;

(h)

Liability for Tax resulting from or by reference to any person being treated by the Company on or before Completion as a consultant, contractor, self-employed or otherwise than as an employee proving to have been an employee of the Company, or in respect of whom payments or benefits should have been (but were not) treated as subject to Pay As You Earn or other payroll tax system (whether in the UK or otherwise) and associated national insurance contributions (employees' or employer's) or social security contributions (in each case in the UK or otherwise) and/or giving rise to an increased apprenticeship levy liability (including, for the avoidance of doubt, any interest, fine or penalty in connection with such Tax or its late payment or any associated incorrect or omitted Tax filings), in either case during all or any part of that time;

(i)	liability for Tax arising to the Buyer or the Company as a result of all or any part of the Consideration being treated for Tax purposes as remuneration or as earnings, including without limitation:
(i)

any liability of the Buyer or the Company to make any deductions, withholdings or payments of or on account of income tax under the PAYE system or to make any deductions, withholdings or payments of or on account of national insurance contributions (employee's or employer's) and/or the apprenticeship levy; and/or

(ii)

any liability arising as a result of the failure by any officer or employee or former officer or employee of the Company to make good to the Company any Tax which should have been accounted for by the Company, including where arising in respect of any notional payment as defined in section 222 ITEPA 2003 or otherwise, in respect of the matters above, and any interest, fines or penalties in connection therewith;

(j)	Liability for Tax falling within paragraph (b) or paragraph (c) of the definition of "Liability for Tax"; and
(k)

costs and expenses (including legal and other professional costs properly and reasonably incurred) properly and reasonably incurred by the Buyer, the Company or any other member of the Buyer’s Tax Group in connection with any Liability for Tax or other liability or matter in respect of which the Sellers are liable under this Tax Covenant, or with any Tax Authority Claim or with taking or defending any action under this Tax Covenant which results in a payment from any of the Warrantors.

2.2

For the purposes of this Tax Covenant, in determining whether a charge on the Sale Shares in or any of the assets of the Company arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2.
3.	Payment date
3.1

Payment by the Warrantors in respect of any liability under this Tax Covenant must be made in cleared and immediately available funds on the date that is five Business Days after the date on which the Buyer serves notice on the Seller Representative requesting payment or (but only to the extent applicable to the liability in question) if later:

(a)	in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, five Business Days before the due date for payment;
(b)

in a case that involves the loss of a Relief (other than a right to repayment of Tax or a payment in respect of Tax or a payment of or in respect of an R&D tax credit, five Business Days before the due date for payment of the Tax which is or would have been required to be paid to the relevant Tax Authority in respect of the period in which the loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position fully to use the Relief);

(c)	in a case that falls within paragraph (c) of the definition of Liability for Tax, what would have been the due date for payment of the Tax which has been saved by the Company; or
(d)	in a case that falls within paragraph 2.1(g) or 2.1(k) above, five Business Days before to the date on which the Company is liable to make the payment in question.
3.2

Any reference in paragraph 3.1 above to the "due date for payment" shall be read as referring to the last date on which the Tax in question may be paid in order to avoid a liability to interest or penalties for late payment.

4.	Exclusions
4.1

The covenants contained in paragraph 2 above shall not apply to any Liability for Tax and the Warrantors shall not be liable in respect of a breach of any of the Tax Warranties in relation to any liability or matter if and to the extent that:

(a)	specific provision or reserve (other than a provision for deferred tax) in respect of the liability is made in the Completion Accounts; or
(b)

it arises or is increased as a result only of any change in the law or rates of Tax (other than a change targeted specifically at countering a Tax avoidance scheme or arrangement) announced and coming into force after Completion or the withdrawal of any extra-statutory concession previously made by a Tax Authority; or

(c)	the Buyer is compensated for the same loss under any other provision of this Agreement; or
(d)

it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer or any member of the Buyer's Tax Group outside the ordinary course of business after Completion and which the Buyer was aware (or ought reasonably to have been aware) would give rise to the Liability for Tax in question and where a reasonable alternative course of action was open to the Buyer or other company; or

(e)

it would not have arisen but for a change after Completion in the accounting bases upon which the Company prepares its accounts (including any change in the bases in which it values its assets) or in the policies and practices adopted in the preparation of the Company's accounts, except in so far as the change is made in order to comply with a requirement of law in force at Completion, or to comply with generally accepted accounting principles or practices prevailing at Completion where the Company does not already so comply at Completion; or

(f)	such liability was paid on or before Completion and the Completion Accounts reflects such payment; or
(g)

any Relief (other than a Buyer’s Relief) is available or is made available to the Company and is actually used by the Company (at no cost to the Buyer, the Company or any member of the Buyer’s Tax Group) provided that the Company shall not be obliged to use any such Relief in priority to other Reliefs then available to the Company if to do so would result in the loss or unavailability of such other Reliefs; or

(h)

the profits in respect of which the liability arises were actually earned, accrued or received by the Company prior to Completion and were retained by the Company at Completion but were not reflected in the Completion Accounts]; or

(i)

the liability is a liability for interest or a penalty under the Corporation Tax (Instalment Payments) Regulations 1998 referable to any instalment payment due on or before Completion which, would not have arisen but for the income, profits or gains earned, accrued or received by the Company after Completion proving to be greater than the income, profits or gains expected to be earned, accrued or received by the Company after Completion or is otherwise attributable to any delay or default on the part of the Buyer or the Company after Completion; or

(j)

such liability would not have arisen or increased but for the Company voluntarily ceasing to carry on any trade or business after Completion or effecting a voluntary major change in the nature or conduct of any trade or business carried on by it; or

(k)

such liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Company or the Buyer after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing, the making or giving of which was taken into account in the preparation of the Completion Accounts, provided that the need to make such election, claim, surrender or disclaimer or to give any notice or consent is made clear on the face of the Completion Accounts or has otherwise been notified to the Buyer in writing within a reasonable time of the need to make such election, claim, surrender or disclaimer, or give any notice or consent; or

(l)

such liability would not have arisen or increased but for the withdrawal or amendment by the Buyer or the Company after Completion of any election, claim, surrender, disclaimer, notice or consent made by the Company before Completion in relation to any Relief; or

(m)

such liability would not have arisen or increased but for any unreasonable failure or delay by the Buyer or the Company in paying over to any Tax Authority any payment previously made by the Warrantors under this Agreement; or

(n)	such liability arises or is increased as a result of any change to the Company’s accounting reference date; or
(o)	such liability relates to interest or penalties which would not have arisen but for a voluntary failure by the Company after Completion to make a payment of Tax to a Tax Authority when due; or
(p)	the Buyer is compensated for such liability under any other provision of this Agreement.
4.2

For the purposes of paragraph 4.1(d) above, an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company before Completion or imposed on the Company by any law whether coming into force before, on or after Completion, or for the purpose of avoiding or mitigating a penalty imposable by such law, or if carried out at the written request of any of the Sellers.

4.3

Neither paragraph 4.1(b) nor paragraph 4.1(d) above shall not apply to any claim under or pursuant to paragraph 2.1(i) or paragraph 2.1(j) or paragraph 2.1(k) of this Tax Covenant (or to any associated claim under or pursuant to paragraph 2.1(k) hereof) or to any claim for breach of any of the Tax Warranties in relation to any matter which has given rise to a claim under paragraph 2.1(i) or paragraph 2.1(j) or paragraph 2.1(k) of this Tax Covenant.

5.	Overprovisions
5.1

If, on or before the seventh anniversary of Completion, the auditors for the time being of the Company confirm (at the request and expense of the Warrantors) that any provision for Tax in the Completion Accounts (other than a provision for deferred Tax) has proved to be an Overprovision, then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Warrantors under this Tax Covenant or for a breach of the Tax Warranties;
(b)

to the extent that there is an excess, a refund shall be made to the Warrantors of any previous payment or payments made by the Warrantors under this Tax Covenant or for a breach of the Tax Warranties (and not previously refunded) up to the amount of such excess; and

(c)

to the extent that such excess as referred to in paragraph 4.1(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under this Tax Covenant or for a breach of the Tax Warranties.

5.2

After the Company's auditors have produced any confirmation under this paragraph 5, the Warrantors or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company (as the case may be) to review (at the expense of the requesting party) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such confirmation was produced, and to confirm whether, in their opinion, the confirmation remains correct or whether, in light of those circumstances, it should be amended.

5.3

If the auditors make an amendment to the earlier confirmation and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Warrantors (as the case may be) as soon as reasonably practicable.

6.	Savings
6.1

If, on or before the seventh anniversary of Completion, the Buyer believes that a Saving has arisen, it shall inform the Seller Representative and if the Company's auditors for the time being determine (at the request and expense of the Warrantors) that a Saving has arisen, the Buyer shall as soon as reasonably practicable repay to the Warrantors, after deduction of any amounts then due by the Warrantors, the lesser of:

(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company in obtaining the Saving; and
(b)

the amount paid by the Warrantors under paragraph 2 for the Liability for Tax which gave rise to the Saving less any part of that amount previously repaid to the Warrantors under any provision of this Tax Covenant or otherwise.

6.2

After the Company's auditors have made a determination under paragraph 6.1, the Warrantors or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if the auditors determine it to be necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 6.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Warrantors as soon as reasonably practicable.

7.	Recovery from third parties
7.1

Where the Warrantors have made a payment to the Buyer pursuant to paragraph 2 above or for breach of any of the Tax Warranties, in either case in full discharge of their liability thereunder and the Company is entitled to recover from any other person (other than the Buyer, any member of the Buyer’s Tax Group or any officer or employee of the Buyer or of a member of the Buyer’s Tax Group) any sum in respect of the matter to which the payment made by the Warrantors relates, the Buyer shall notify the Seller Representative of the entitlement as soon as reasonably practicable after it becomes aware of such entitlement.

7.2

Provided that the Warrantors shall have first indemnified and secured the Buyer against its reasonable and properly incurred costs and expenses (including any Tax that may be suffered on any relevant sums and including any costs and expenses of the Company) the Buyer shall take all reasonable steps to procure that the Company shall take such action as the Warrantors (acting unanimously) shall reasonably request to enforce such recovery as is mentioned in Paragraph 7.1 above against the third party in question and shall account to the Warrantors for any sums recovered but less any costs or expenses (including Tax) incurred or suffered by the Buyer and/or the Company, up to the amount previously paid by the Warrantors to the Buyer in respect of the matter in question (except for any sum paid in respect thereof under paragraph 2.1(k) above)).

7.3

Neither the Buyer nor the Company shall be required to take any step requested by the Warrantors under this Paragraph 5 which it reasonably considers would prejudice its commercial position or employment relationship with any other person or would be prejudicial to its Tax affairs or its dealings with any Tax Authority.

8.	Corporation tax returns
8.1

The Sellers or their duly authorised agent shall at the Warrantors' cost and expense prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion, to the extent that the same have not been prepared before Completion, and submit them to the Buyer.

8.2

The Buyer shall take all reasonable steps to procure that the returns and computations referred to in Paragraph 8.1 above shall be authorised, signed and submitted to the relevant Tax Authority  without amendment or with such amendments as the Buyer or the Company considers to be reasonable or necessary and shall give the Sellers or their agent all such assistance as may reasonably be required (at the Warrantors' cost and expense) to agree those returns and computations with the relevant Tax Authority provided that the Buyer shall not be obliged to take any such action as is mentioned in this Paragraph 8.2 in relation to any return that is not full, true and accurate in all material respects.

8.3

The Sellers or their duly authorised agent shall at the Warrantors' cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company for all accounting periods ended on or prior to Completion provided that the Sellers shall not without the prior written consent of the Buyer (not to be unreasonably withheld) transmit any communication (written or otherwise) to the relevant Tax Authority or agree any matter with the relevant Tax Authority.

8.4

The Buyer shall take all reasonable steps to procure that the Company, at the Warrantors' cost and expense, affords such access to its books, accounts and records as is necessary and reasonable to enable the Sellers or their duly authorised agent to prepare the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion and conduct matters relating to them in accordance with this Paragraph 8.

8.5

The Sellers shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company for all accounting periods ended on or before Completion are prepared and agreed with the relevant Tax Authority as soon as possible.

8.6	Subject to this Paragraph 8, the Buyer will have exclusive conduct of all Tax affairs of the Company after Completion.
8.7	The Buyer shall:
(a)	prepare the corporation tax returns and computations of the Company in respect of the accounting period current at Completion (the "Straddle Return");
(b)	deliver the Straddle Return to the Seller Representative at least 10 Business Days prior to the due date for its submission;
(c)	take account of such reasonable comments on the Straddle Return as the Sellers unanimously make.

8.8

The Sellers shall, on the reasonable request of the Buyer, provide the Buyer and the Company with all reasonable assistance (including information) in respect of the Tax affairs of the Company for any accounting period beginning before Completion.

8.9	For the avoidance of doubt and notwithstanding any provision in this Agreement to the contrary:
(a)	where any matter relating to Tax gives rise to a Tax Authority Claim, the provisions of Paragraph 9 below shall take precedence over the provisions of this Paragraph 8;
(b)	the provisions of this Paragraph 8 shall not prejudice the rights of the Buyer to make a claim under this Tax Covenant in respect of any Liability for Tax or for breach of any Tax Warranty;
(c)

the Sellers shall not exercise their rights under this Paragraph 8 in any way which will or could create or increase any liability to Tax of the Company (or which would or could do so but for the utilisation of a Buyer's Relief);

(d)	the Sellers shall not without the consent of the Buyer utilise a Buyer's Relief to any extent; and
(e)	the Sellers shall not without the consent of the Buyer amend any Tax return of the Company where such return was submitted to the relevant Tax Authority before Completion.
8.10

Notwithstanding any other provision in this Paragraph 8, in the event that the Company is a party to any covenant, deed, indemnity, guarantee or other contract, entered into before Completion, which makes provision for the conduct of the Tax administration of the Company and which provision in the Buyer’s reasonable opinion is or could be inconsistent with the terms of this Paragraph 8, the terms of the covenant, deed, indemnity, guarantee or other contract shall take priority over the terms of this Paragraph 8, but such priority shall in no way prevent, limit or restrict the Buyer from making any claim against the Sellers under or pursuant to this Agreement.

9.	Conduct of Tax Authority Claims
9.1

Subject to Paragraph 9.2 below, if the Buyer becomes aware of a Tax Authority Claim, the Buyer shall give notice in writing to the Seller Representative as soon as is reasonably practicable, provided always that the giving of such notice shall not be a condition precedent to the Warrantors' liability under this Tax Covenant.

9.2

If the Sellers become aware of a Tax Authority Claim, they shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of such notice, the Buyer shall be deemed to have given the notice of the Tax Authority Claim to the Seller Representative in accordance with the provisions of Paragraph 9.1 above.

9.3

Subject to Paragraphs 9.4 and 9.7 below, provided that the Warrantors indemnify and secure the Buyer and the Company to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be reasonably and properly incurred thereby including any additional Liability for Tax, the Buyer shall take all reasonable steps to procure that the Company shall take such action as the Seller Representative may reasonably request by notice in writing given to the Buyer to dispute, defend, appeal, request an internal HM Revenue & Customs review or compromise any Tax Authority Claim PROVIDED THAT:

(a)	neither the Buyer nor the Company shall be obliged to comply with any request of the Seller Representative which it reasonably considers would materially prejudice its commercial position or would be materially prejudicial to its Tax affairs or its dealings with any Tax Authority;

(b)

neither the Buyer nor the Company shall be obliged to comply with any request of the Seller Representative that involves contesting the Tax Authority Claim before any tribunal, court or appellate body unless leading Tax counsel of at least 15 years’ call ("Counsel") instructed by agreement between the Buyer and the Warrantors (and with the Buyer approving the Instructions to Counsel and being invited to any consultation with Counsel) and at the sole expense of the Warrantors unequivocally recommended that course of action in writing;

(c)

neither the Buyer nor the Company shall be obliged to comply with any request of the Seller Representative where, pursuant to any applicable Tax Statute, all or any part of the Tax which is the subject of the Tax Authority Claim is required to be paid to the relevant Tax Authority before an appeal can be made in respect of the Tax Authority Claim, until the Warrantors have paid to the Buyer an amount equal to the Tax (or the relevant part thereof) in question;

(d)	for the avoidance of doubt, the Sellers shall not be entitled to:
(i)	conduct negotiations and/or proceedings; or
(ii)	attend any meetings with a Tax Authority,

in respect of the Tax Authority Claim in the name of the Buyer or the Company.

9.4

Neither the Buyer nor the Company shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller Representative written notice of such assessment, does not receive written instructions from the Seller Representative within ten Business Days to do so.

9.5	If:
(a)

the Seller Representative does not request the Buyer to take any action under Paragraph 9.3 above or the Warrantors fail to indemnify and secure the Buyer or the Company to the Buyer’s reasonable satisfaction within ten Business Days of the date of the notice given (or deemed to have been given) to the Seller Representative under Paragraph 9.1 above;

(b)

any Tax Authority has alleged in writing or the Buyer reasonably believes that any of the Sellers (or the Company before Completion) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Tax which is the subject matter of the Tax Authority Claim; or

(c)	any of the Sellers take steps or other steps are taken or legal proceedings are started for his bankruptcy or entry into an individual voluntary arrangement;

the Buyer or the Company (as the case may be) shall have the conduct of the Tax Authority Claim absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Authority Claim on such terms as the Buyer or the Company may in its absolute discretion consider fit.

9.6

The Buyer shall take all reasonable steps to procure that the Company provides to the Sellers and the Sellers' professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within its power, possession or control for the purpose of investigating the matter and enabling the Sellers to take such action as is referred to in this Paragraph 9, provided doing so will not waive (or could reasonably risk waiving) legal privilege.

9.7

Neither the Buyer nor the Company shall be subject to any claim by or liability to the Sellers for non-compliance with any of the foregoing provisions of this Paragraph 9 if the Buyer or the Company has bona fide acted in accordance with the instructions of any one or more of the Sellers.

9.8

Notwithstanding any other provision in this Paragraph 9, in the event that the is a party to any covenant, deed, indemnity, guarantee or other contract, entered into before Completion, which makes provision for the conduct of the Tax Authority Claim in question (or a part of it) which provision in the Buyer's reasonable opinion is or could be inconsistent with the terms of this Paragraph 9, the terms of the covenant, deed, indemnity, guarantee or other contract as the case may be shall take priority over the terms of this Paragraph 9, but such priority shall in no way prevent, limit or restrict the Buyer from making any claim against the Sellers under or pursuant to this Agreement.

10.	Buyer's covenant
10.1	The Buyer covenants with the Warrantors to pay to the Warrantors an aggregate amount equal to:
(a)

any Tax liability of the Warrantors which arises as a consequence of or by reference to the Company or the Buyer failing, or continuing to fail, after Completion to satisfy or discharge the whole or part of any Tax liability, provided that this shall not apply if and to the extent that the Buyer has made, or is entitled to make, a valid claim under paragraph 2 of this schedule in respect of the Tax liability concerned;

(b)	any costs and expenses reasonably and properly incurred by the Warrantors in connection with any liability or amount for which the Buyer is liable under paragraph (a).
10.2

The provisions of paragraphs 3 (Payment date) and 9 (Conduct of Tax Authority Claims) shall apply to the covenant contained in this paragraph 10 as they apply to the covenant contained in paragraph 2, replacing references to “the Warrantors/Seller Representative” with reference to “the Buyer” and vice versa and making any other necessary modifications.

11.	General
11.1

Any payment made by the Warrantors under this schedule shall (so far as possible) be by way of reduction in, and repayment of, the consideration for the Sale Shares under the Agreement. Any payment made by the Buyer under this schedule shall (so far as possible) be by way of an increase in the consideration for the Sale Shares under the Agreement.

11.2	The Buyer shall in its absolute discretion decide whether to make a claim under this Schedule or the Tax Warranties or both.

Schedule 7

Limitations on Liability

1.	Time limits
1.1

The Sellers shall not be liable in respect of a Claim unless notice in writing of the Claim (summarising the nature of the Claim and the amount claimed in so far as then known to the Buyer) has been sent by or on behalf of the Buyer to the Seller Representative:

(a)	in respect of any Business Warranty Claim, on or before the date falling 18 months from the Completion Date;
(b)	in respect of any Fundamental Warranty Claim, on or before the sixth anniversary of the Completion Date; and
(c)	in respect of any Indemnity Claim, on or before the third anniversary of the Completion Date; and
(d)	in respect of any Tax Claim, on or before the seventh anniversary of the Completion Date.
1.2

Any Claim notified either under paragraph 1.1 of this Schedule which has been made against the Sellers (if it has not previously been settled, satisfied or withdrawn) shall be deemed to be withdrawn unless legal proceedings in respect of the Claim shall have been issued within nine months of the date of such notification, provided that in the case of any Claim:

(a)	based on a contingent liability, the period of nine months shall commence on the date on which that contingent liability becomes an actual liability; and
(b)	based on a liability to a third party, the period of nine months shall commence on the date on which such liability becomes due.
2.	Financial limits
2.1	The Warrantors shall not be liable in respect of any Business Warranty Claim unless:
(a)

the amount of the Business Warranty Claim exceeds £10,000 (but for this purpose two or more Business Warranty Claims arising from the same or a series of related circumstances shall be treated as a single Business Warranty Claim); and

(b)

the aggregate amount of the liability of the Warrantors for all Business Warranty Claim which meet the threshold set out in paragraph (a) above would exceed £100,000, in which case the Warrantors shall be liable for the whole amount of such Business Warranty Claim and not only the excess.

2.2	The maximum aggregate liability of all of the Warrantors for any and all Business Warranty Claims shall not exceed an amount equal to 50% of the Consideration payable under this Agreement.
2.3

The maximum aggregate liability of each Seller for any and all Claims (other than in respect of Fundamental Warranties Claims) shall not exceed 70% of the amount of the Consideration payable under this Agreement and actually received by him or her.

2.4	In respect of any Claim, the Buyer's recourse shall be in the following order of priority:
(a)	first, against any sum relating to the Retention Amount standing to the credit of the Retention Account; and

(b)	second, to the extent the Claim has not been fully recovered pursuant to paragraph (a) above:
(i)	in the case of a Fundamental Warranties Claim, from the Sellers in their Relevant Proportions; and
(ii)	in the case of all other Claims, from the Warrantors in their Claim Proportions.
3.	General limitations
3.1	The Sellers shall not be liable for any Claim (other than: (i) a Fundamental Warranties Claim and (ii) a Tax Claim, as to which the provisions of the Tax Covenant shall apply) to the extent that:
(a)

such Claim arises in respect of a voluntary act or omission made after the date of this Agreement by the Buyer or after Completion by the Company, or any officer, employee or agent of any of them, save that this paragraph (a) shall not apply where such act or omission was:

(i)	in the ordinary course of business; or
(ii)	pursuant to a legally binding obligation of the Buyer entered into prior to the date of this Agreement or of the Company entered into on or prior to Completion; or
(iii)	pursuant to an obligation imposed by any law, regulation or requirement having the force of law; or
(iv)	at the request or with the approval of the Sellers or in accordance with the terms of this Agreement or any Transaction Document;
(b)	such Claim arises in respect of any act or omission made before Completion at the request of, or with the approval or acquiescence of, the Buyer;
(c)

the Claim is based on a liability which is a contingent liability or is otherwise unquantifiable unless and until such liability becomes an actual and quantifiable liability which is due and payable in which case, subject to the Claim being notified to the Sellers within the period specified in paragraph 1.1 of this Schedule, the time limit for issuing and serving proceedings in respect of the Claim for the purposes of paragraph 1.1 of this Schedule shall begin on the date on which the liability becomes an actual and quantifiable liability which is due and payable;

(d)	a specific and identifiable allowance, provision or reserve was made in the Accounts or in the Completion Accounts in respect of the matter giving rise to the Claim;
(e)	the Claim arises out of the cessation or alteration of the Business after Completion which has not been done to address the circumstances giving rise to a breach of Warranty or Indemnity Claim;
(f)

the Claim results from a change after Completion in accounting policy or practice of the Buyer or the Company other than a change made to comply with the accounting standards stated to have been used in the preparation of the Accounts but which had not been complied with previously;

(g)	the Claim results from the coming into force of, or of any change in, any law, rule or regulation, or the interpretation or published practice of any government, government department, agency or regulatory body after the date of this Agreement with retrospective effect; and/or

(h)	the Claim results from any breach by the Buyer of its obligations under this Agreement or any other Transaction Document.
3.2

References in this paragraph 3 to a Claim arising or resulting shall be deemed to include reference to each and any part or element of any such Claim, and/or any increase in the amount of any such Claim and/or the extent to which any such Claim would otherwise have been reduced or extinguished.

4.	Insurance and recovery from third parties
4.1

If the Buyer or the Company is at any time entitled to recover or otherwise claim reimbursement from a third party (including under a policy of insurance taken out by the Company prior to the date of this Agreement) in respect of any matter or circumstance giving rise to a Claim the following provisions shall apply:

(a)

the Buyer shall (or shall procure that the Company shall) use all reasonable endeavours to enforce such recovery or seek such reimbursement from the relevant third party and shall do so before making a Claim against the Sellers unless any such action would in the reasonable opinion of the Buyer cause material increased future costs or material prejudice to the interests of the Company or any member of the Buyer Group;

(b)

the liability of the Sellers in respect of the related Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Buyer, the Company or the relevant Subsidiary in recovering that sum), or extinguished if the amount recovered exceeds the amount of the relevant Claim; and

(c)

if the Sellers make a payment to the Buyer in respect of a Claim and the Buyer or the Company subsequently recovers from a third party (including an insurer) a sum which is referable to that Claim, the Buyer shall promptly repay to the Sellers the lower of:

(i)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Buyer, the Company or the relevant Subsidiary in recovering that sum); and
(ii)	the amount paid to the Buyer by the Sellers in respect of the relevant Claim.
4.2	Any amount repaid to the Sellers pursuant to paragraph 4.1(c) of this Schedule repaid shall be deemed to have never been paid by the Sellers to the Buyer.
4.3

The provisions in paragraph 4.1 of this Schedule shall be without prejudice to and shall not restrict or limit the Buyer’s ability to give notice of and progress a Claim pending the outcome of any such claim against an insurer and/or a third party under this paragraph 4.

5.	Third party claims
5.1

The Buyer shall give written notice to the Seller Representative of any claim by any third party which in turn gives or may give rise to a Claim (other than a Tax Claim, as to which the provisions of the Tax Covenant shall apply) (a "Third Party Claim") as soon as reasonably practicable and in any event within 14 days of such Third Party Claim coming to the notice of the Buyer or any other member of the Buyer Group. The notice shall give reasonable details of such Third Party

Claim in so far as then known to the Buyer. The giving of such notice shall not be a condition precedent to the Sellers' liability for the claim.

5.2

Thereafter the Buyer shall keep the Seller Representative reasonably informed of the progress of such Third Party Claim and provide the Seller Representative with copies of all material documents obtained or received from or transmitted to any other party (including pleadings) in connection with such Third Party Claim as the Seller Representative may reasonably request (except where to do so would amount to a waiver of legal professional privilege or a breach of any obligation of confidence binding on the Buyer or any other member of the Buyer Group).

5.3

The Buyer shall, and shall procure that any relevant member of the Buyer Group shall, give the Seller Representative or his duly authorised representatives such assistance as they may reasonably require (including access, at reasonable times and on reasonable prior notice, to personnel and to premises and documents within the possession or control of the Buyer or the relevant member of the Buyer Group) to enable the Seller Representative or his duly authorised representatives to examine and investigate any Third Party Claim and to take copies or photographs of any such documents at their own expense.

5.4

Subject to paragraph 5.5 of this Schedule and subject to the Buyer or other member of the Buyer Group being indemnified and kept indemnified in full by the Sellers (to the Buyer's reasonable satisfaction) in respect of all costs and expenses incurred by it in complying with its obligations under this paragraph 5.4, the Seller Representative (or any of them) shall be entitled to require any member of the Buyer Group to take such steps as he may reasonably consider necessary in order to assess, avoid, dispute, resist, defend, compromise, mitigate or appeal against any Third Party Claim and the Buyer shall or shall procure that the relevant member of the Buyer Group shall act in accordance with such requirements.

5.5

The Buyer shall not (and shall procure that the Company shall not) accept or pay or compromise, or make any admission in respect of, any Third Party Claim without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld or delayed) provided that this paragraph 5.5 shall not apply where the Buyer reasonably determines that failure to make such acceptance, payment, compromise or admission would be materially prejudicial to the interests of any member of the Buyer Group.

5.6

The Sellers shall have no liability in respect of any Claim arising out of a Third Party Claim to the extent that the Claim arises or the amount of the Claim is increased as a result of any failure to comply with the provisions of this paragraph 5.

6.	No double claims

The Buyer shall not be entitled to recover from the Sellers more than once in respect of the same loss or damage, but this paragraph 6 shall not prevent a further claim where the loss or damage is increased as a result of facts of which the Buyer was not aware when making the earlier claim.

7.	Fraud
7.1

The provisions of this Schedule shall not apply to any Claim or part of a Claim which arises from (or where any delay in giving notice of or progressing the Claim arises from) fraud, dishonesty, wilful concealment or wilful non-disclosure on the part of the Sellers.

Schedule 8

Retention Account

1.	Definitions

For the purposes of this Schedule:

"Determined" means, with respect to a Claim, that the liability, including quantum, (if any) of the Sellers (or any of them) in respect of the Claim is either agreed between the Sellers and the Buyer in writing, or finally determined by a court or tribunal of competent jurisdiction in England and Wales from which there is no further appeal or whose judgment the Sellers (or any of them) or the Buyer (as the case may be) do not appeal within the relevant period for an appeal to be properly brought;

"Retention Release Dates" means:

(a)	in relation to the first £500,000 of the Retention Amount, the first anniversary of the Completion Date; and
(b)	in relation to the remainder of the Retention Amount, the date falling 18 months after the Completion Date,

and "Retention Release Date" shall mean either of these dates, as the context requires;

"Holdback Amount" means an amount equal to either:

(a)	an amount agreed in writing between the Sellers and the Buyer as being a reasonable estimate of the quantum of damages in respect of the Claim or the Tax Authority Claim (as the case may be); or
(b)	the quantum of damages set out in a Qualifying Barrister's Opinion delivered to the Seller Representative at least 10 Business Days prior to a Retention Release Date,

which, in relation to a Tax Authority Claim, shall be determined by reference to the Claim which may reasonably arise as a result of or in connection with the relevant Tax Authority Claim;

"Qualifying Barrister's Opinion" means a written opinion of Queen's Counsel of at least 10 years' call obtained by the Buyer which states: (i) that in his opinion he has been provided with sufficient information and evidence relating to the Claim (or the Tax Authority Claim) to allow him to sufficiently understand and assess the overall merits of the Claim (or the Claim which might reasonably arise as a result of or in connection with the relevant Tax Authority Claim); and (ii) the Claim (or the Claim which might reasonably arise as a result of or in connection with the relevant Tax Authority Claim) is on the balance of probabilities likely to succeed and (iii) assuming the Claim (or the Claim which might reasonably arise as a result of or in connection with the relevant Tax Authority Claim) is successful, the Buyer's estimate of the value of the Claim (or the Claim which might reasonably arise as a result of or in connection with the relevant Tax Authority Claim) is within the range which might reasonably and ordinarily be awarded to the Buyer in respect of such Claim in accordance with the terms and subject to the limitation of this Agreement;

"Tax Authority Claim" has the meaning ascribed to that term in the Tax Covenant; and

"Withdrawn" means:

(a)

with respect to a Claim, that such Claim is expressly withdrawn by written notice from the Buyer to the Sellers, or that it is deemed to have been withdrawn pursuant to paragraph 1.2 of Schedule 7; and

(b)

with respect to a Tax Authority Claim, that the relevant Tax Authority confirms in writing that the Buyer, the Company, or the relevant Subsidiary (as the case may be) has no liability in respect of the subject matter of the Tax Authority Claim or that it is agreed between the Sellers and the Buyer in writing that the Buyer or the Company (as the case may be) has no liability in respect of the subject matter of the Tax Authority Claim.

2.	General
2.1	The Retention Account shall be opened, operated and closed in accordance with this Schedule.
2.2	The Sellers and the Buyer shall procure that the Retention Account and all rights relating to it from time to time are and shall remain free from any encumbrance.
2.3

Each of the Sellers agrees that the sum standing to the credit of the Retention Account from time to time is not the property of the Sellers (or any of them) and that they do not and will not at any time have any right or claim to all or any part of such sum unless and until it falls to be released to the Sellers (or any of them) from the Retention Account pursuant to this Schedule.

2.4

The payment of any amount to the Buyer pursuant to this Schedule in or towards satisfaction of any Claim shall in no way prejudice or affect any other rights or remedies of the Buyer in respect of the recovery of any amount due to the Buyer and not satisfied by a payment made out of the Retention Account, and the sum standing to the credit of the Retention Account shall not in any way be regarded as imposing any limit on any amount which the Buyer is entitled to recover under or in connection with this Agreement.

3.	Release of the Retention Amount from the Retention Account
3.1	Subject to paragraphs 3.2 and 3.3:
3.1.1	£500,000 of the Retention Amount standing to the credit of the Retention Account on the first Retention Release Date shall be paid to the Sellers on that date; and
3.1.2	the remainder of the sum held in the Retention Amount standing to the credit of the Retention Account on the final Retention Release Date shall be paid to the Sellers on that date.
3.2

Subject to paragraph 3.3, where the Buyer notifies the Sellers of any Claim or Tax Authority Claim before a Retention Release Date and such Claim or Tax Authority Claim has neither been Withdrawn nor Determined before that Retention Release Date, the aggregate of the Holdback Amounts in respect of each such Claim or Tax Authority Claim (or, if less, the sum relating to the Retention Amount standing to the credit of the Retention Account on that Retention Release Date) shall be retained in the Retention Account at and from that Retention Release Date and dealt with in accordance with paragraphs 3.3, 3.4 and 3.5.

3.3	Where either:
(a)

the Buyer notifies the Sellers of any Claim or Tax Authority Claim before a Retention Release Date, and such Claim or any Claim arising out of such notified Tax Authority Claim is Determined (whether such determination is made on, before or after the Retention Release Date), then there shall be paid to the Buyer out of the Retention Account (by way of satisfaction (in whole or part, as the case may be) of such liability of the Sellers, or such relevant Sellers) an amount equal to such liability of the Sellers (or such relevant Sellers) or, if less, the sum relating to the Retention Amount then standing to the credit of the Retention Account, plus all interest accrued on that amount in the Retention Account. For the avoidance of doubt, this paragraph will apply to any Claim arising out of a Tax Authority Claim that has been notified to the Sellers before the Release Date regardless of whether such Claim was notified to the Buyer on, before or after the Release Date; or

(b)

a payment is due to the Buyer in accordance with paragraph 2.2 of Part 1 of Schedule 4 of this Agreement (a "Completion Accounts Payment"), there may be paid to the Buyer (at the Buyer's election) out of the Retention Account (by way of satisfaction (in whole or part) of the Completion Accounts Payment) an amount equal to the lesser of:

(i)	the Completion Accounts Payment; or
(ii)	the Retention Amount.
3.4

Subject to paragraph 3.6, where the Buyer notifies the Sellers of any Claim or Tax Authority Claim before a Retention Release Date and an amount in respect of such Claim or Tax Authority Claim is retained in the Retention Account pursuant to paragraph 3.2, and after such Retention Release Date either:

(a)	such Claim or Tax Authority Claim is Withdrawn, or
(b)	it is Determined that none of the Sellers is liable in respect of such Claim (or Tax Authority Claim),

then the Holdback Amount in respect of such Claim (or Tax Authority Claim) shall be paid out of the Retention Account to the Sellers.

3.5	Subject to Paragraph 3.6, where:
(a)

the Buyer notifies the Sellers of any Claim or any Tax Authority Claim before a Retention Release Date and an amount in respect of such Claim or Tax Authority Claim is retained in the Retention Account pursuant to paragraph 3.2; and

(b)

after a Retention Release Date it is Determined that the Sellers (or any of them) are liable, in respect of such Claim (or in respect of any Claim arising as a result of or in connection with the relevant Tax Authority Claim), for less than the Holdback Amount in respect of that Claim, then an amount equal to the difference ("Difference") between (i) such Holdback Amount and (ii) the aggregate of the amount for which the Sellers are liable in respect of such Claim, and the interest accrued on that amount in the Retention Account, shall be paid out of the Retention Account to the Sellers.

3.6

A payment shall be made to the Sellers out of the Retention Account in respect of any Claim pursuant to this Schedule only if and to the extent that there will remain in the Retention Account following such payment a sum equal to or greater than the aggregate of the Holdback Amount(s) in respect of each other Claim or Tax Authority Claim (including costs of recovery and, in either case, plus all interest accrued on such amount in the Retention Account) which at that time is yet to be either Withdrawn or Determined.  No amount shall be paid out of the Retention Account to the Sellers (or any of them) at any time prior to a Retention Release Date.

4.	General
4.1

Each payment to be made from the Retention Agreement to the Sellers (or any of them) or the Buyer pursuant to this Schedule shall be made to the account, and otherwise in such manner, as is provided in Retention Agreement.

4.2	Any bank charges arising in connection with the opening, operation or closing of the Retention Account shall be paid in accordance with the Retention Agreement.
4.3	The liability to Tax on any interest accrued on any amount in the Retention Account shall be borne by the party ultimately entitled to that interest.

Schedule 9

Earn Out

1.	Definitions
1.1	For the purposes of this Schedule:

"Dispute Notice" has the meaning given in Paragraph 3.2;

"Draft Earn Out Accounts" has the meaning given in Paragraph 3.1;

"Earn Out Accounts" means, in respect of an Earn Out Year, the consolidated profit and loss account of the Company for that Earn Out Year together with a calculation of the resulting Earn-Out Payment (if any) payable in respect of that Earn Out Year (in each case as agreed or determined in accordance with this Schedule);

"Earn Out Payment" has the meaning given in Paragraph 5;

"Earn Out Period" means the period beginning on Completion and ending on 31 December 2024;

"Earn Out Year" means a period of 12 calendar months commencing on 1 January in a calendar year and ending on 31 December in the same calendar year;

"Expert" means a person nominated and engaged in accordance with Paragraph 4;

[***];

"Gross Profit" means the aggregate value of sales (net of VAT or other sales taxes and duty) less the direct costs attributable to such sales (including product purchases, licences and any unrecovered Company costs of delivery, installation and training);

"Maximum Earn Out" has the meaning given in Paragraph 5.2;

"Relevant Profits" means, with respect to each Earn Out Year during the Earn Out Period, the Gross Profit earned and received in cash by the Company in relation to sales of [***] as shown in the Earn Out Accounts for that Earn Out Year, provided that the [***] of such Gross Profit in each calendar year during the Earn Out Period shall be disregarded for purposes of calculating the relevant Earn Out Payment; and

[***].

2.	Basis of preparation of Earn Out Accounts
2.1	The Earn Out Accounts shall be prepared:
(a)	in accordance with the principles and policies set out in Paragraph 2.2;
(b)

subject thereto, on the same bases and in accordance with the same principles and policies and practices and using the same classification, valuation and estimation techniques used in the preparation of the Company's then most recent statutory accounts, and treating assets and liabilities in the same way as in those accounts, but correcting any errors in the application of the relevant accounting standards; and

(c)	subject thereto, in accordance with the accounting standards used in the preparation of the Company's then most recent statutory accounts as in force at the date to which those accounts were made up.
2.2	The principles and policies referred to in Paragraph 2.1(a) are as follows:
(a)

all amounts included or reflected in the Earn Out Accounts shall be in sterling and where a sum, in any currency other than sterling, is required to be included or reflected in the Earn Out Accounts, such sum shall be translated into sterling at the spot rate of Lloyds Bank plc, for the purchase of that currency with sterling, on the date that an invoice is raised giving rise to Relevant Profits; and

(b)	all costs and expenses paid by or on behalf of the Sellers or any of them which were properly incurred on behalf of the Company shall be included in the calculation of Relevant Profits.
3.	Preparation and approval of Earn Out Accounts
3.1

For each Earn Out Year during the Earn Out Period, the Buyer shall deliver to the Sellers' Representative a draft of the Earn Out Accounts ("Draft Earn Out Accounts") for that Earn Out Year as soon as reasonably practicable following the end of that Earn Out Year, and in any event not more than 20 Business Days after the end of that Earn Out Year.

3.2	The Sellers' Representative may give notice in writing to the Buyer that the Draft Earn Out Accounts are not approved (a "Dispute Notice") provided that a Dispute Notice will be valid only if:
(a)

it specifies (in reasonable detail) and quantifies (so far as practicable) the adjustments considered to be required to the Draft Earn Out Accounts and explains why they are considered to be necessary;

(b)	it is received by the Buyer within 20 Business Days of receipt by the Sellers' Representative of the Draft Earn Out Accounts.
3.3	If the Sellers' Representative either:
(a)	confirms in writing to the Buyer that the Draft Earn Out Accounts are approved; or
(b)	fails to give a valid Dispute Notice by the time specified in Paragraph 3.2,

the Buyer and the Sellers' Representative shall be deemed to have agreed the Draft Earn Out Accounts as the Earn Out Accounts for the purposes of this Schedule.

3.4	If a valid Dispute Notice is given:
(a)	the Buyer and the Sellers' Representative shall meet together within 10 Business Days of receipt of the Dispute Notice to seek to reach agreement in writing in relation to the Earn Out Accounts; and
(b)

if such agreement in writing has not been reached within 15 Business Days of receipt of the Dispute Notice, either the Buyer or the Sellers' Representative may by notice in writing to the other require that the Draft Earn Out Accounts be referred to an Expert for determination in accordance with Paragraph 4, in which case each of the Buyer and the Sellers shall take all such action and execute all such documents as may be necessary to give effect to Paragraph 4.

4.	Expert
4.1	The Expert must be:
(a)	a reputable firm of chartered accountants in England and Wales; and
(b)	independent of both the Buyer and the Sellers.
4.2

The Expert may be nominated by agreement between the Buyer and the Sellers' Representative but, in the absence of such agreement within 10 Business Days of the notice from the Buyer or the Sellers' Representative pursuant to Paragraph 3.4(b) or Paragraph 4.6, the Expert may be nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales ("ICAEW") on either (i) the joint application of both the Buyer and the Sellers' Representative on notice by either of them or (ii) if one of them will not undertake such a joint application, the application of either the Buyer or the Sellers' Representative following the grant of a court order for such nomination to be made by the ICAEW. Both the Buyer and the Sellers' Representative agree to confirm the joint appointment of any person so nominated by ICAEW. The Buyer and the Sellers' Representative hereby waive the right to object to any court order to give effect to any nomination by ICAEW.

4.3

The Expert shall be engaged on the terms of this Paragraph 4 and such other terms as are proposed by it and agreed by the Buyer and the Sellers' Representative (such agreement not to be unreasonably withheld or delayed).

4.4

The Expert shall be engaged to determine the Earn Out Accounts for the purposes of this Schedule.  The Expert shall act as expert only and not as arbitrator, and (in the absence of fraud or manifest error) the Expert's determination shall be final and binding upon the parties.

4.5

To the extent not provided for by this Paragraph 4, the Expert may determine the procedures to be adopted to assist with its determination, including (to the extent it considers necessary) instructing professional advisers to assist it in reaching its determination, provided that each of the Buyer and the Sellers' Representative are afforded equal opportunities to make submissions.

4.6

The Expert shall be instructed to determine the Earn Out Accounts within 30 Business Days of its engagement.  If the Expert fails to do so then either the Buyer or the Sellers' Representative may discharge the Expert and by notice in writing to the other require the Draft Earn Out Accounts to be referred for determination by another person nominated and engaged in accordance with this Paragraph 4.

5.	Earn Out Payments
5.1	Subject to Paragraph 5.2, the "Earn Out Payments" shall be an amount equal to [***] of the Relevant Profits stated in the Earn Out Accounts for each Earn Out Year.
5.2	The maximum amount of the Earn Out Payments in aggregate shall not exceed [***] and is limited to [***] for each Earn Out Year (the "Maximum Earn Out").
5.3

Each Earn Out Payment shall be paid to the Sellers' Solicitors (or to such other bank account(s) agreed between the Buyer and the Sellers’ Representative) by electronic transfer in cleared funds on or before the later of (i) the tenth Business Day following the agreement or determination of the Earn Out Accounts for the relevant Earn Out Year pursuant to this Schedule and (ii) the fifth Business Day following receipt by the Company in cleared funds of payment of the relevant invoice(s) from which the Earn Out Payment is derived provided always that the Sellers’ Representative shall have the option to defer payment of the Earn Out Payment to a date when any subsequent payment of an Earn Out Payment becomes due. Such payment shall constitute a full discharge of the Buyer's obligation to pay that Earn Out Payment and the Buyer shall not be concerned with the application of such sum between all or any of the Sellers. The Earn Out Payments shall be apportioned between the Sellers in the manner set out in column 4 of Schedule 1.

6.	General
6.1

Subject to Paragraph 6.2, the Buyer shall promptly provide to the Seller's Representative and to any Expert and to their respective agents and advisers, and each of the Sellers shall promptly provide to the Buyer and to any Expert and to their respective agents and advisers, all information and access (on reasonable notice and during normal business hours) to all personnel, books and records in its or their possession or under its or their control which is reasonably required for the preparation or review of the Draft Earn Out Accounts or the determination of the Earn Out Accounts.

6.2	No party shall be required to provide access to:
(a)	any working papers prepared or advice given in connection with the preparation, review or determination of the Earn Out Accounts;
(b)	any document protected by legal professional privilege; or
(c)	any document which is subject to any obligation of confidentiality owed to an unconnected third party.
6.3	With respect to costs:
(a)

all costs incurred by or on behalf of the Buyer (including by the Company) in preparing, reviewing and agreeing the Earn Out Accounts shall be borne by the Buyer and all such costs incurred by or on behalf of the Sellers shall be borne by the Sellers;

(b)	any fees charged by ICAEW in making its nomination of any Expert shall be payable equally by the Sellers on the one hand and the Buyer on the other hand;
(c)

the fees of any Expert and any costs properly incurred by it in making its determination shall be payable equally by the Sellers on the one hand and the Buyer on the other hand or in such other proportions as the Expert determines to be fair and reasonable.

7.	Conduct of business during the Earn Out Period
7.1	The Buyer undertakes to the Sellers that at all times during the Earn Out Period:
(a)	it shall not, directly or indirectly, take any action, or cause or permit anything to be done in bad faith with the principal purpose of avoiding or reducing the amount of any Earn Out Payment;
(b)	it shall not cause or permit the proposal or passing of a resolution to wind up the Company or any of the Subsidiaries which has the impacts the quantum or operation of the Earn Out;
(c)

all intra-group transactions between the Company and another member of the Buyer’s Group shall be undertaken on an arm's length basis and upon reasonable commercial terms insofar as they relate to the calculation of Relevant Profits; or

(d)

it shall not (and shall procure that no other member of the Buyer's Group shall) divert or redirect away from the Company any trading, business opportunities or revenues insofar as such relate to the Relevant Profits.

Signatories:

EXECUTED as a DEED by GERARD BROPHY in the
presence of:

…………………………………………………../s/ Gerard Brophy

Signature

Signature of witness /s/ Nicky Morris…………………………………………………..

Print name Nicky Morris…………………………………………………………………

Address Nicky Morris……………………………………………………………………

Milnthorpe Sleepers Hill Winchester SO22 4NF……………………………………..

UK…………………………………………………………………………………………

Occupation Accountant…………………………………………………………………

EXECUTED as a DEED by VANESSA HARVEY in the
presence of:

…………………………………………………../s/ Vanessa Harvey

Signature

Signature of witness /s/ Nicky Morris…………………………………………………..

Print name Nicky Morris…………………………………………………………………

Address Milnthorpe………………………………………………………………………

Winchester………………………………………………………………………………..

SO22 4NF………………………………………….……………………………………..

Occupation Accountant…………………………..……………………………………..

[Signature page to SPA]

EXECUTED as a DEED by IAN MORRIS in the
presence of:

…………………………………………………../s/ Ian Morris

Signature

Signature of witness /s/ Nicky Morris…………………………………….……………..

Print name Nicky Morris………………………………………………….………………

Address Sleepers Hill Winchester………………………………………………………

Winchester…………………………………………………………………………………

SO22 4NF………………………………………………………………………………….

Occupation Accountant…………………………………………………………………..

EXECUTED as a DEED by DAVID WHITTAM acting by his
attorney Gerard Brophy pursuant to a power of attorney dated

18 August……………………………………… 2022 in the
presence of:

…………………………………………………../s/ Gerard Brophy

Signature

Signature of witness /s/ N Morris…………………………………..….…………..…..

Print name N Morris…………………………………………………………..……..….

Address Milnthorpe……………………………………………………………………...

Milnthorpe Sleepers Hill…………………………………………………………………

Winchester SO22 4NF…………………………………………………………………..

Occupation Accountant………………………………………………………………….

[Signature page to SPA]

EXECUTED as a DEED by LOUISE BRADLEY acting by her
attorney Gerard Brophy pursuant to a power of attorney dated

18 August…………………………… 2022, in the presence of:

…………………………………………………../s/ Gerard Brophy

Signature

Signature of witness /s/ N Morris…………………………………..….…………..…..

Print name N Morris……………..…………………………………..….…………..…..

Address Milnthorpe…………………………………………………..….…………..…..

Sleepers Hill…………………………………………………………..….…………..…..

Winchester SO22 4NF……………………..………………………..….…………..…..

Occupation Accountant………………………….…………………..….…………..…..

EXECUTED as a DEED by WAYSIDE TECHNOLOGY UK HOLDINGS LIMITED acting by a director in the presence of:

…………………………………………………../s/ Dale Foster

Signature of director

Signature of witness /s/ Charles Bass…………………………………..….…………..

Print name Charles Bass………………………………………………..….…………....

Address 12427 Bayhill Drive…………………..……………………..….…………..…..

Carmel, IN 46033…………………………….………………………..….…………..…..

………………………………………………………………………………………………

Occupation Marketing………………………….……………………..….…………..…..

[Signature page to SPA]